Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

among

BG US GATHERING COMPANY, LLC

and

EXCO OPERATING COMPANY, LP

as Sellers,

and

AZURE MIDSTREAM HOLDINGS LLC

as Buyer

dated as of October 16, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION

1.1 Definitions	1
1.2 Rules of Construction	16

ARTICLE II CONTRIBUTION AND CLOSING

2.1 Contribution	16
2.2 Consideration	17
2.3 Closing	17
2.4 Closing Deliveries by Sellers to Buyer	17
2.5 Closing Deliveries by Buyer to Sellers	19
2.6 Adjustment Mechanics	20
2.7 Consideration Allocation	21
2.8 Excluded Records	22

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER

3.1 Organization	22
3.2 Authority	22
3.3 No Conflicts; Consents and Approvals	23
3.4 Title to Company Interests	23
3.5 Legal Proceedings	23
3.6 Brokers	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

4.1 Organization	24
4.2 No Conflicts; Consents and Approvals	24
4.3 Ownership	25
4.4 Bank Accounts and Powers of Attorney	25
4.5 Legal Proceedings	26
4.6 Compliance with Laws and Orders	26
4.7 Financial Statements; Undisclosed Liabilities	26
4.8 Taxes	27
4.9 Regulatory Status	28
4.10 Contracts	28
4.11 Properties	30
4.12 Permits	30
4.13 Environmental Matters	30
4.14 Insurance	31
4.15 Intellectual Property	32
4.16 Brokers	32
4.17 Employee and Labor Matters	32
4.18 Employee Benefits	32
4.19 Future Delivery of Hydrocarbons	33
4.20 No Bankruptcy	33

TABLE OF CONTENTS

EXHIBITS

Exhibit A	Form of Company Assignment Agreement
Exhibit B	Form of Mutual Release
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Amended and Restated LLC Agreement of Buyer
Exhibit F	Form of MVC Agreement
Exhibit G	Form of Parent Guaranty
Exhibit H	Form of BG Side Letter
Exhibit I	Form of EXCO Side Letter
Exhibit J	Form of BG Option Agreement
Exhibit K	Form of EXCO Option Agreement

SCHEDULES

1.1-CI	Closing Indebtedness
1.1-NWC	Sample Net Working Capital Calculation
1.1-P(a)	Pipeline
1.1-P(d)	Easements
1.1-SGA	Seller Gathering Agreements
2.7	Base Consideration Allocation Schedule
3.3(c)	Seller Approvals
4.2	Company Consents
4.4	Bank Accounts and Powers of Attorney
4.5	Legal Proceedings
4.6	Compliance with Laws and Orders
4.7	Exceptions to Financial Statements
4.8	Taxes
4.9	Regulatory Status
4.10(a)	Material Contracts
4.10(c)	Effectiveness of Contracts
4.10(d)	Contract Defaults
4.11(a)	Tangible Assets
4.11(b)	Real Property
4.11(c)	Imbalances
4.13(b)	Environmental Matters
4.14	Insurance
4.18	Employee Benefits
4.19	Future Delivery of Hydrocarbons
4.21	FCC Licenses
5.3(c)	Buyer Approvals
5.5(b)	No Other Business
6.3	Exceptions to Conduct of Business
6.5(a)	Available Employees
6.6	Terminated Contracts
8.4	Buyer Approvals

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of October 16, 2013 (this “Agreement”) is made and entered into by and among BG US Gathering Company, LLC, a Delaware limited liability company (“BG”), EXCO Operating Company, LP, a Delaware limited partnership (“EXCO” and, together with BG, “Sellers”), and Azure Midstream Holdings LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, BG is the owner of 50% of the Company Interests (defined below) of TGGT Holdings, LLC, a Delaware limited liability company (“TGGT”), and EXCO is the owner of 50% of the issued and outstanding Company Interests;

WHEREAS, TGGT owns TGGT GP Holdings, LLC, a Delaware limited liability company (“TGGT GP”), TGG Pipeline, Ltd., a Texas limited partnership (“TGG Pipeline”), and Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco” and, together with TGGT, TGGT GP and TGG Pipeline, the “Companies,” and each, a “Company”);

WHEREAS, BG desires to convey to Buyer 50% of the Company Interests, EXCO desires to convey to Buyer 50% of the Company Interests, and Buyer desires to acquire from each Seller such interests in the Company Interests, each on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Energy Spectrum is delivering to the Sellers a guaranty securing the payment obligations of the Buyer under Section 9.4 (“Buyer Guaranty”).

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.7.

“AAA” has the meaning given to it in Section 11.13(b).

“AAA Rules” has the meaning given to it in Section 11.13(b).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry relating to acquiring, or any proposal or offer from a third Person to acquire, directly or indirectly, legal or beneficial ownership of any all or any material portion of the Equity Securities of any Company or the Properties or any merger, asset sale or similar transaction in each case that would materially frustrate the purposes of this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified (including with respect to Buyer, Energy Spectrum, but excluding any portfolio company of Energy Spectrum other than Buyer or its subsidiaries). For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Buyer attached hereto as Exhibit E, which shall be entered into at Closing.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Available Employees” has the meaning given to it in Section 6.5(a).

“Base Consideration” has the meaning given to it in Section 2.2(a)(i).

“Base Consideration Allocation Schedule” has the meaning given to it in Section 2.7(a).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, and (e) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit agreement or plan, whether written or unwritten.

“BG” has the meaning given to it in the introduction to this Agreement.

“BG Closing Amount” means an amount equal to 50% of the Estimated Consideration.

“BG Option Agreement” has the meaning given to it in Section 2.4(i).

“BG Side Letter” has the meaning given to it in Section 2.4(g).

“Business” means the business of gathering, treating and marketing of Hydrocarbons and other related midstream services, such as the installation of pipelines and equipment, in each case, as conducted by the Companies since August 14, 2009.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Approvals” has the meaning given to it in Section 5.3(c).

“Buyer Employer” means Buyer and its Affiliates including (after the Closing) the Companies.

“Buyer Guaranty” has the meaning given to it in the recitals to this Agreement.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Cash Consideration” has the meaning given to it in Section 2.2(a).

“Casualty Estimate” has the meaning given to it in Section 6.9(a).

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claimant” has the meaning given to it in Section 11.13(c).

“Claiming Party” has the meaning given to it in Section 10.5(a).

“Closing” means the closing of the Transactions, as provided for in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“Closing Indebtedness” means any indebtedness of the Companies of the type described in clause (a) of the definition of Indebtedness and any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any such Indebtedness, including any prepayment, breakage, termination, penalty or similar costs, fees or expenses. Schedule 1.1-CI sets forth a good faith estimate of the Closing Indebtedness of the Companies as of the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning given to it in Section 5.9.

“Company” and “Companies” each have the meaning given to it in the recitals to this Agreement.

“Company Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Company Benefit Plan” means a Benefit Plan maintained, contributed to or required to be contributed to by a Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of any Company or under which any Company or any ERISA Affiliate has any liability with respect to any current or former employee, director, officer or independent contractor of any Company.

“Company Consents” has the meaning given to it in Section 4.2(b).

“Company Interests” means all of the issued and outstanding Equity Interests of TGGT.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Sellers, dated as of January 22, 2013.

“Consideration” has the meaning given to it in Section 2.2.

“Consideration Allocation Schedule” has the meaning given to it in Section 2.7(b).

“Continued Employee” has the meaning given to it in Section 6.5(b).

“Contributed Equity Value” means an amount equal to $33,500,000, or $16,750,000 as to each Seller.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Current Assets” means the amount equal to the sum of the total current assets of the Companies, on a consolidated basis, as of the Measurement Time; provided, however, that for the avoidance of doubt, Current Assets (a) includes (i) cash collateral posted as credit support by or on behalf of a Company, (ii) any cash deposited by or on behalf of a Company in any reserve account in connection with any Material Contract, and (iii) the amount of any prepayments made at or prior to Closing by or on behalf of a Company for services anticipated to be received by a Company after Closing, (b) does not include current assets relating to (i) any Terminated Contracts, (ii) items that are identified in the Companies’ financial statements as “assets held for sale”, (iii) Taxes, and (iv) any intercompany accounts between the Companies, and (c) shall be determined in accordance with GAAP except as expressly provided by the accounting methodology set forth on or used in the preparation of Schedule 1.1-NWC (which is a sample calculation of Net Working Capital as of June 30, 2013).

“Current Liabilities” means the amount equal to the sum of the total current liabilities of the Companies, on a consolidated basis, as of the Measurement Time; provided, however, that for the avoidance of doubt, Current Liabilities (a) does not include current liabilities relating to (i) Closing Indebtedness, (ii) any Terminated Contracts, (iii) Taxes, (iv) Severance Costs, (v) Seller Transaction Expenses, (vi) services terminated pursuant to Section 6.6, and (vii) any current liabilities associated with a casualty or condemnation (which is addressed in Section 6.9) and (b) shall be determined in accordance with GAAP except as expressly provided by the accounting methodology set forth on or used in the preparation of Schedule 1.1-NWC (which is a sample calculation of Net Working Capital as of June 30, 2013).

“Debt Commitment Letter” has the meaning given to it in Section 5.9.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Defensible Title” means, as of the date of this Agreement and the Closing Date, such title and ownership by a Company with respect to a Property of such Company that provides such Company with good and valid ownership of such Property free and clear of Liens, other than Permitted Liens.

“Direct Claim” has the meaning given to it in Section 10.6.

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, the Company Assignment Agreement or the Transactions, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or the relationship of the Parties arising out of this Agreement, the Company Assignment Agreement or the Transactions.

“Easements” has the meaning given to it in the definition of “Properties.”

“Energy Spectrum” means Energy Spectrum Partners VI, LP and Energy Spectrum Partners V, LP.

“Environmental Claim” means any liability, fine, penalty, claim, loss, cost, expense or damage arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; those provisions of the Occupational Safety and Health Act pertaining to Hazardous Materials, 29 U.S.C. § 651 et seq; analogous state and local Laws; and any other Laws of any Governmental Authority having jurisdiction over a Company or the Assets in question addressing or relating to pollution or protection of the environment, natural resources, or employee health and safety, each as amended on or prior to the Closing Date.

“Equity Commitment Letter” has the meaning given to it in Section 5.9.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other equity interest, interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Company, or that is a member of the same “controlled group” as a Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Statement” has the meaning given to it in Section 2.6(a).

“Estimated Consideration” has the meaning given to it in Section 2.5(a).

“Excluded Records” means all files, records, information and data, whether written or electronically stored, concerning this Agreement and the Transactions.

“EXCO” has the meaning given to it in the introduction to this Agreement.

“EXCO Closing Amount” means an amount equal to 50% of the Estimated Consideration.

“EXCO Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of July 31, 2013, among EXCO Resources, Inc., as borrower, certain subsidiaries of EXCO Resources, Inc., as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, as sole bookrunner and co-lead arranger,

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp., as co-lead arrangers, Bank of America, N.A. and Wells Fargo Bank, N.A., as co-syndication agents, and Bank of Montreal, as documentation agent, as amended from time to time.

“EXCO Option Agreement” has the meaning given to it in Section 2.4(j).

“EXCO Side Letter” has the meaning given to it in Section 2.4(h).

“Facilities” has the meaning given to it in the definition of “Properties.”

“FCC” means the Federal Communications Commission, or any successor agency thereto.

“Fee Interests” has the meaning given to it in the definition of “Properties.”

“Final Net Working Capital” has the meaning given to it in Section 2.6(d).

“Financial Statements” has the meaning given to it in Section 4.7(a).

“Financing” means the Equity Financing and the Debt Financing.

“Financing Arrangements” has the meaning given to it in Section 6.17(b).

“Financing Definitive Agreements” has the meaning given to it in Section 6.17(a).

“Fundamental Representations” has the meaning given to it in Section 10.2(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign country or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi–governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“Guaranty” has the meaning given to it in Section 2.4(p).

“Hazardous Material” means and includes each substance designated or otherwise regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any applicable Environmental Law, including but not limited to Hydrocarbons, petroleum or petroleum products Released into the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Midstream Assets, including dehydration facilities, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indebtedness” means (a) all indebtedness of the Companies for borrowed money (including all principal, interest, premiums, penalties, termination fees or breakage fees) (other than trade accounts payable in the ordinary course of business consistent with past practice), (b) all obligations of the Companies evidenced by notes, bonds, debentures or similar instruments, (c) all capitalized lease obligations, as recorded on the Latest Balance Sheet, (d) all reimbursement obligations of the Companies under any letter of credit, banker’s acceptance or similar credit transaction, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property or equipment which has been delivered (other than trade accounts payable in the ordinary course of business consistent with past practice), (f) all obligations under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any off-balance sheet arrangement, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all indebtedness of another Person of the type referred to in clauses (a) through (g) above guaranteed by any of the Companies directly or indirectly, jointly or severally, and (i) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Indebtedness referred to in clauses (a) through (h), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses.

“Independent Expert” has the meaning given to it in Section 2.6(d).

“Intellectual Property” means the following intellectual property rights, both statutory and at common law, if applicable: copyrights, trademarks, patents and registrations and applications for registration thereof, and trade secrets.

“Interests” means limited liability company interests in Buyer issued pursuant, and subject, to the terms and conditions of the A&R LLC Agreement.

“Interim Period” has the meaning given to it in Section 6.1.

“Interim Statements” has the meaning given to it in Section 4.7(a)(ii).

“Inventory” has the meaning given to it in the definition of “Properties.”

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” has the meaning given to it in Section 4.7(a)(ii).

“Law or Laws” means any and all laws, statutes, rules, regulations, ordinances, Orders and other pronouncements having the effect of law of any Governmental Authority.

“Leased Real Property” means all real property interests that are leased by the Companies other than the Midstream Assets.

“Lien” means any deed of trust, mortgage, pledge, assessment, security interest, lien or other similar property interest or encumbrance.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses (a) are net of amounts actually recovered from a third party or under any insurance policy (in both cases, net of any expenses or costs incurred in connection with the claim relating thereto), and (b) are not taken into account in the calculation of the Consideration in the adjustment for Net Working Capital set forth in Section 2.6. For all purposes in this Agreement the term “Losses” shall not include any Non-reimbursable Damages.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that materially adversely affects the business, Assets, liabilities, condition (financial or otherwise), results of operations of the Companies, taken as a whole; provided, however, in no event shall any of the following constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect resulting from (a) any change in economic conditions generally or in the industry in which a Company operates, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (b) any change in regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (c) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (d) any change in any Laws (including Environmental Laws) after the date hereof, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (e) any effects of any casualty or condemnation event; (f) strikes, work stoppages or other labor disturbances, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (g) any changes in the costs of commodities or supplies, except to the extent that such changes have a disproportionate impact (relative to other industry participants) on the Companies, taken as a whole; (h) any change in any market that is downstream of the outlet flange of any of the Midstream Assets; (i) any actions to be taken pursuant to or in accordance with this Agreement; (j) the announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Companies with employees, customers, suppliers or landowners; and (k) any failure, in and of itself, by any Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, except that this clause (k) shall not prevent any underlying causes of such failure from being considered in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning given to it in Section 4.10(a).

“Measurement Time” means 11:59 p.m. Central Time on the date immediately preceding the Closing Date or such other date to which the Parties agree in writing.

“Midstream Assets” means collectively the Systems and Rights-of-Way.

“Mutual Release” has the meaning given to it in Section 2.4(b).

“MVC Agreement” has the meaning given to it in Section 2.4(q).

“Net Working Capital” means (without duplication) with respect to the Companies, on a consolidated basis, the amount by which Current Assets exceed Current Liabilities, expressed as a positive number, or the amount by which Current Liabilities exceed Current Assets, expressed as a negative number, as of the Measurement Time.

“Net Working Capital Estimate” means Sellers’ good faith estimate of the Net Working Capital as of the Closing, as provided on the Estimated Closing Statement.

“Non-Company Affiliate” means any Affiliate of any Seller, except for the Companies.

“Non-Competition Agreement” has the meaning given to it in Section 2.4(e).

“Non-Designated Employee” means any Available Employees which as to which Buyer elects to not make an offer of employment pursuant to Section 6.5(b) due to any act, or failure to act, or other conduct of any Available Employee, during their time as a Seller employee seconded to the Companies or providing services to the Companies, which Buyer determines, in its sole discretion, to be injurious or detrimental to any Company, monetarily or otherwise.

“Non-reimbursable Damages” has the meaning given to it in Section 10.4(b).

“Notice of Objection” has the meaning given to it in Section 2.6(c).

“Order” means any writ, judgment, decree, injunction or order of any Governmental Authority (in each such case whether preliminary or final).

“Owned Real Property” means all real property interests that are owned by the Companies, other than the Midstream Assets.

“Party” or “Parties” means each of Buyer, BG and EXCO.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Liens” means (a) the terms and conditions of the Rights-of-Way; (b) required third party consents to assignment and similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights, (ii) that are not applicable to the Transactions, or (iii) as to such required third party consents, if the failure to obtain such consent would not render the transfer of the affected Asset void or voidable, give rise to a claim for liquidated damages, or cause a termination or loss of the affected Asset in a manner that would be material to the operation of the Midstream Assets; (c) liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (d) conventional rights of reassignment upon final intention to abandon or release the Midstream Assets, or any of them; (e) such matters as Buyer may waive in writing or is deemed to have waived pursuant to the terms of this Agreement; (f) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Midstream Asset in any manner; (ii) by the terms of any Permit, or by any provision of Law, to terminate such Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Midstream Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Midstream Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit; (g) rights of a common owner of any interest in any Rights-of-Way; (h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Midstream Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, (in each case) that do not materially impair the use or operation of the Midstream Assets (as currently operated or currently contemplated to be operated); (i) zoning and planning ordinances and similar regulations of any Governmental Authority having jurisdiction over any property; (j) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due; (k) any Lien which is discharged, released, cured or insured around by the Companies, Sellers or their Affiliates at or prior to Closing; (l) the terms and conditions of any Material Contracts set forth on Schedule 4.10(a) and any other term or condition of any other Contract if the net cumulative effect of such term or condition does not operate to reduce the share of revenues (other than payments for the procurement of goods or services) or increase the share of costs with respect to the Midstream Assets that must be borne by the Companies (relative to any other Person entitled to such revenues or obligated to pay such costs) and, in the case of such other Contracts (but not for the Material Contracts), do not materially impair the use or operation of the Midstream Assets (as currently operated); and (m) such other Liens, defects, or other matters, that are minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of midstream assets and facilities of a type similar to the Midstream Assets.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pipeline” has the meaning given to it in the definition of “Properties.”

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Properties” means except for the Terminated Contracts, all of the Assets, properties, rights and interests owned or leased by the Companies in connection with the Business, including:

(a) One hundred percent (100%) of the natural gas gathering assets owned or leased by the Companies, including approximately 1,060 miles of natural gas pipeline and all appurtenances, facilities and fixtures; a map showing said gathering assets is set forth on Schedule 1.1-P(a) of the (the “Pipeline”);

(b) The above ground facilities including terminals, tankage, plants, compressors, dehydration equipment, saltwater disposal wells, pipeline interconnect facilities and appurtenant equipment and facilities owned or leased by the Companies (collectively referred to as the “Facilities” and, together with the Pipeline, the “Systems”);

(c) The Permits issued to the Companies in the conduct of the Business, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities;

(d) The easements, right-of-way agreements, option agreements, use agreements and other interests of the Companies, as described on Schedule 1.1-P(d), and any other easements, right-of-way agreements, option agreements, use agreement and similar land-related agreements or interests owned by any Company that are used or usable in the Business or for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities, except as specified in (e) below (the “Easements”);

(e) Any fee interests in land owned by a Company which are used or usable in the conduct of the Business, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities (the “Fee Interests” and, together with the Easements, the “Rights-of-Way”);

(f) Any and all Contracts, instruments and agreements of the Companies that are used in the conduct of the Business or by which any of their Assets is bound, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities and the Business (including, but not limited to gathering agreements and compression agreements), master service agreements, road bonds, construction contracts, office leases and the Material Contracts;

(g) All machinery, equipment and other inventory owned or leased by the Companies for future use in the Business, including compressors, pipe and other personal property (“Inventory”);

(h) Any and all unexpired warranties, claims, rights, or causes of action that the Companies may have against third parties that relate to the Pipeline, Facilities, Permits, Easements, Fee Interests, Contracts or the Business;

(i) All Records;

(j) All computer or communications software or Intellectual Property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned or licensed by a Company; and

(k) Corporate goodwill and going concern value of the Companies.

“Proposed Closing Statement” has the meaning given to it in Section 2.6(b).

“Records” means the books, records and files, including all Contracts and any and all title, Tax, financial (including audited financial statements since August 14, 2009 and all related workpapers and other supporting documents), technical, engineering, environmental and safety records and information of the Companies or related to the Properties, other than the Excluded Records.

“Release” means any release, spill, emission, leaking, pumping, pour, placing, emitting, discarding, abandoning, emptying, migrating, leaching, dumping, escaping, injection, disposal or discharge of any Hazardous Materials into the environment, to the extent regulated under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, employees, secondees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers, sources of financing (including counsel for such sources) and consultants.

“Respondent” has the meaning given to it in Section 11.13(c).

“Responding Party” has the meaning given to it in Section 10.5(a).

“Retained Liabilities” means Seller Transaction Expenses to the extent not paid in full at the Closing and all liabilities and obligations arising out of or related to (i) the Terminated Contracts and (ii) any Change of Control Bonus (as defined in the TGGT Severance Plan) and the Stay Bonus (as defined in the TGGT Severance Plan) not paid by the Sellers as of the Closing Date.

“Review Period” has the meaning given to it in Section 2.6(c).

“Rights-of-Way” has the meaning given to it in the definition of “Properties.”

“Schedules” means the disclosure schedules prepared by Sellers and attached to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.3(c).

“Seller Gathering Agreements” means collectively the agreements listed on Schedule 1.1-SGA.

“Seller Indemnified Parties” has the meaning given to it in Section 10.1(c).

“Seller Marks” has the meaning given to it in Section 6.4.

“Seller Plan” means a Benefit Plan maintained or contributed to by a Seller or an ERISA Affiliate of a Seller under which (a) any Available Employee has any present or future right to benefits or (b) any Company has any liability.

“Seller Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred (but not paid) by the Companies prior to the Closing, relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transactions, which shall include, but not be limited to (a) any fees and expenses of the Companies associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Sellers or the Companies (excluding any such fees and expenses which are expressly for the account of Buyer pursuant to this Agreement) prior to Closing, (b) any fees or expenses of the Companies associated with obtaining the release and termination of any Liens (other than Permitted Liens) prior to Closing, (c) all brokers’ or finders’ fees payable by the Sellers or the Companies to the extent relating to the Transactions, (d) fees and expenses of the Companies of counsel, advisors, consultants, investment bankers, accountants, auditors and experts for the Sellers or the Companies to the extent relating to the Transactions, (e) all severance or other payments (including Severance Costs) payable by the Companies to any Person as a result of (i) a termination of such Person’s employment by a Seller or the Company prior to the Closing or (ii) such Person’s election not to accept an offer of employment from Buyer or Buyer Employer, as applicable, pursuant to Section 6.5(b), unless such offer of employment from Buyer or Buyer Employer does not constitute a “Comparable Offer of Employment” (as defined in the TGGT Severance Plan), and (f) the employer portion of any payroll Taxes associated with any of the foregoing payments listed in clause (e) above. For avoidance of doubt, Seller Transaction Expenses shall not include any expenses incurred by the Companies on or after the Closing or at the direction or request of Buyer or its Affiliates (including the Companies beginning after the Closing Date).

“Sellers” has the meaning given to it in the introduction to this Agreement.

“Sellers’ Knowledge” or “Seller’s Knowledge” means the actual knowledge of Harold L. Hickey, Criss Doss, Victor Davis, Mark Wilson, Andy Springer, Russ Griffin, Kipper Overstreet, Blair Mathews, Stacy Murray, Jack Chaney, Mike Shelton, William Boeing, Justin Clarke, Mark Mulhern and Mark Engelbart.

“Severance Costs” means any costs, expenses, bonuses or other payments to Available Employees pursuant to any change in control agreement, retention agreement, severance or separation agreement or similar agreement, including the TGGT Severance Plan.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Systems” has the meaning given to it in the definition of “Properties.”

“Talco” has the meaning given to it in the recitals to this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding, capital gains, branch profits or other taxes, levies, duties, imposts, fees or charges imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto, or any liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor or by Contract.

“Tax Group” has the meaning given to it in Section 6.10(a).

“Tax Proceeding” has the meaning given to it in Section 6.10(c).

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Tenaska Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, between Buyer and TPF II East Texas Holdings, LLC, a Delaware limited liability company.

“Terminated Contracts” means the Contracts listed on Schedule 6.6.

“Termination Date” has the meaning given to it in Section 9.1(d).

“Termination Fee” has the meaning given to it in Section 9.4(a).

“TGG Pipeline” has the meaning given to it in the recitals to this Agreement.

“TGGT” has the meaning given to it in the recitals to this Agreement.

“TGGT Credit Facility” means that certain Credit Agreement, dated as of January 31, 2011, among TGGT, TGG Pipeline and Talco, as borrowers, TGGT GP and certain subsidiaries of borrowers, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, as sole bookrunner and co-lead arranger, and BNP Paribas, Citibank, N.A., The Royal Bank of Scotland PLC and Wells Fargo Securities, LLC, as co-lead arrangers, as amended from time to time.

“TGGT GP” has the meaning given to it in the recitals to this Agreement.

“TGGT Severance Plan” means the TGGT Holdings, LLC Change of Control Severance Plan.

“Third Party Claim” has the meaning given to it in Section 10.5(a).

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, conveyance, and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” has the meaning given to it in Section 2.4(d).

“WARN Obligation” has the meaning given to it in Section 6.5(j).

“Welfare Benefits” has the meaning given to it in Section 6.5(f).

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Contribution. On the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer agrees to acquire from each of BG and EXCO, and each of BG and EXCO agrees to convey and assign to Buyer, or a subsidiary of Buyer, BG’s and EXCO’s respective interests in and to the Company Interests.

2.2 Consideration. The consideration for the contribution described in Section 2.1 is equal to (the “Consideration”):

(a)	the sum of (the “Cash Consideration”):

(i)	$910,000,000 (the “Base Consideration”);

(ii)	plus the Net Working Capital;

(iii)	less the Closing Indebtedness;

(iv)	less the Seller Transaction Expenses;

(v)	less any adjustments provided for in Section 6.9; and

(vi)	less the Contributed Equity Value; plus

(b) a number of Interests which shall represent a percentage of the total Interests to be issued and outstanding immediately after the Closing, such percentage to be calculated by dividing the Contributed Equity Value by the sum of (i) the aggregate capital contributions made by each of the members of Buyer (other than Sellers) on or prior to the Closing Date pursuant to the terms of the A&R LLC Agreement, plus (ii) the Contributed Equity Value.

2.3 Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, on the fifth Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing, but subject to satisfaction of such conditions at the Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Sellers mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4 Closing Deliveries by Sellers to Buyer. At the Closing, each Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) an executed counterpart by such Seller of an assignment of Equity Interests (the “Company Assignment Agreement”) in substantially the form attached hereto as Exhibit A evidencing the assignment and transfer to Buyer or a subsidiary of Buyer of the Company Interests held by such Seller;

(b) an executed counterpart by such Seller and its Affiliates (other than the Companies) and each Company of a mutual release of claims (the “Mutual Release”) in substantially the form attached hereto as Exhibit B evidencing the mutual release by each Seller and its Affiliates (other than the Companies), on the one hand, and each Company, on the other hand, of any Claims, Losses or liabilities relating to the Seller Gathering Agreements arising prior to Closing;

(c) (i) the certificate or articles of incorporation or formation, as amended (or similar Charter Document), of each of the Companies, certified by a duly authorized officer of each of the Companies, dated the Closing Date, and (ii) the limited liability company agreement (or similar Charter Document) of each of the Companies (other than TGGT), certified by a duly authorized officer of each of the Companies, dated the Closing Date;

(d) an executed counterpart by such Seller or its Affiliates of a transition services agreement (the “Transition Services Agreement”) in substantially the form attached hereto as Exhibit C providing for transition services among the parties thereto;

(e) an executed counterpart by such Seller of a non-competition agreement (the “Non-Competition Agreement”) in substantially the form attached hereto as Exhibit D;

(f) an executed counterpart by such Seller of the A&R LLC Agreement;

(g) an executed counterpart by BG of a side letter with Buyer (the “BG Side Letter”) in substantially the form attached hereto as Exhibit H;

(h) an executed counterpart by EXCO of a side letter with Buyer (the “EXCO Side Letter”) in substantially the form attached hereto as Exhibit I;

(i) an executed counterpart by BG of an option agreement with Buyer (the “BG Option Agreement”) in substantially the form attached hereto as Exhibit J;

(j) an executed counterpart by EXCO of an option agreement with Buyer (the “EXCO Option Agreement”) in substantially the form attached hereto as Exhibit K;

(k) a properly executed certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to the proper Affiliate of each Seller;

(l) an executed certificate, dated as of the Closing Date, of an officer (i) of such Seller, as to the matters set forth in Section 7.1 and (ii) of TGGT as to the matters set forth in Section 7.2;

(m) evidence that all managers, partners, officers and directors, as applicable, nominated or appointed by such Seller or its Affiliates to any board or operating, management or other committee established under the Charter Documents of the Companies have resigned or been removed from such positions, except as requested in writing by Buyer;

(n) pay-off letters in a form reasonably acceptable to Buyer and Sellers with respect to the Closing Indebtedness executed and delivered from all Persons required to deliver such pay-off letters, which pay-off letters set forth the terms and conditions of the payment and discharge in full based on the payments to be made under Section 2.5(b) of all such Closing Indebtedness and release of all Liens granted by Sellers or the Companies relating thereto on and as of the Closing Date upon the payment thereof;

(o) a duly executed IRS Form W-9 from the proper Affiliate of each Seller;

(p) an executed counterpart by each Seller and the corporate parent of each Seller of the Guaranty in substantially the form attached hereto as Exhibit G (each, a “Guaranty”);

(q) an executed counterpart by each of the Sellers and TGGT of the MVC Agreement in substantially the form attached hereto as Exhibit F (the “MVC Agreement”); and

(r) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing by such Seller.

2.5 Closing Deliveries by Buyer to Sellers. At the Closing, Buyer shall deliver to Sellers the following:

(a) wire transfers of immediately available funds to (i) BG (to such account as BG shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount equal to the BG Closing Amount and (ii) EXCO (to such account as EXCO shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount equal to the EXCO Closing Amount, such that the total amount of such wires is equal to the Cash Consideration, which Cash Consideration shall be estimated in accordance with Section 2.6(a) (the “Estimated Consideration”);

(b) wire transfers of immediately available funds to the lenders of the Closing Indebtedness (or to the Sellers on behalf of such lenders) to such accounts as the Sellers shall have notified Buyer of at least five Business Days prior to the Closing Date in an amount (as notified by Sellers to Buyer) equal to the Closing Indebtedness outstanding as of Closing;

(c) an executed counterpart of the Company Assignment Agreement;

(d) an executed counterpart of the Transition Services Agreement;

(e) an executed counterpart of the A&R LLC Agreement;

(f) an executed counterpart of each Guaranty;

(g) an executed counterpart of the BG Side Letter;

(h) an executed counterpart of the EXCO Side Letter;

(i) an executed counterpart of the BG Option Agreement;

(j) an executed counterpart of the EXCO Option Agreement;

(k) an executed counterpart of each Non-Competition Agreement;

(l) an executed counterpart of the Mutual Release;

(m) an executed certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2; and

(n) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing by Buyer.

2.6 Adjustment Mechanics.

(a) Sellers and Buyer shall cooperate and provide each other access to their respective books, records and employees (and those of the Companies) as are reasonably requested in connection with the matters addressed in this Section 2.6. At least five Business Days prior to the expected Closing Date, Sellers shall prepare in good faith and provide to Buyer the Net Working Capital Estimate (such estimate, the “Estimated Closing Statement”), along with an estimated balance sheet for the Companies as of the Measurement Time, which shall be used to determine the Consideration, but shall be subject to further adjustment post-Closing in accordance with the remainder of this Section 2.6. The existence of any such dispute with respect to the Estimated Closing Statement shall not delay or otherwise affect the Closing.

(b) Within 90 days after the Closing Date, Buyer shall prepare in good faith and deliver to Sellers Buyer’s calculation of the Net Working Capital of the Companies (such estimate, the “Proposed Closing Statement”), together with a worksheet showing the difference, if any, between the Estimated Closing Statement and the Proposed Closing Statement and a balance sheet for the Companies as of the Measurement Time.

(c) Upon receipt of such determination from Buyer, Sellers shall have 30 days to review the Proposed Closing Statement (the “Review Period”). If either Seller disagrees with Buyer’s computation of the Net Working Capital, such Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (a “Notice of Objection”), which sets forth such Seller’s objection to Buyer’s calculation of Net Working Capital. Any Notice of Objection shall specify those items or amounts on the Proposed Closing Statement with which such Seller disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth such Seller’s calculation of those items or amounts based on such objections. To the extent not set forth in a Notice of Objection from either Seller, Sellers shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Proposed Closing Statement.

(d) Unless a Seller delivers a Notice of Objection to Buyer within the Review Period, Sellers shall be deemed to have accepted Buyer’s calculations of Net Working Capital and the Proposed Closing Statement shall be final, conclusive and binding. If a Seller delivers a Notice of Objection to Buyer within the Review Period, Buyer and Sellers shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Net Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Grant Thornton LLP or, if that firm declines to act as provided in this Section 2.6(d), another firm of independent public accountants, mutually acceptable to Buyer and Sellers (the “Independent Expert”), which Independent Expert shall make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within 30 days following the referral of such dispute thereof) and promptly shall notify the Parties in writing of its resolution; provided, however, that in no event shall the Independent Expert assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The Independent Expert shall not have the power to modify or amend any term or provision of this Agreement. The fees and expenses for the services of the Independent Expert shall be borne by the Party against whom the dispute is resolved (or if the dispute is not fully resolved against a Party, such fees and expenses shall be allocated by the Independent Expert between the Parties in proportion to how the dispute is resolved against each such Party). The Independent Expert shall base its determination solely on written submissions by Buyer and Sellers and not on an independent review. Buyer and Sellers shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The amount of Net Working Capital when final, conclusive and binding on each of the Parties in accordance with this Section 2.6(d) is referred to as the “Final Net Working Capital.”

(e) If the Final Net Working Capital is greater than the Net Working Capital Estimate, then Buyer shall pay to each Seller, within five Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by such Seller, an amount equal to 50% of such difference. If the Final Net Working Capital is less than the Net Working Capital Estimate, then each Seller shall pay to Buyer, within five Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to 50% of such difference.

2.7 Consideration Allocation.

(a) Sellers and Buyer agree that the Base Consideration shall be allocated among the Assets for Tax purposes in accordance with the allocation set forth on Schedule 2.7 (the “Base Consideration Allocation Schedule”).

(b) Within 30 days after the determination of the Net Working Capital, Sellers shall provide to Buyer a proposed allocation (consistent with the Base Consideration Allocation Schedule) of the Consideration among the Companies and a further allocation, to the extent consistent with Treasury Regulation sections 1.338-6, 1.755-1 and 1.1060-1, of the Consideration among the Assets (the “Consideration Allocation Schedule”). Within 30 days after its receipt of Sellers’ proposed Consideration Allocation Schedule, Buyer shall propose to Sellers any changes thereto or otherwise shall be deemed to have agreed thereto. In the event that Buyer proposes changes to Sellers’ proposed Consideration Allocation Schedule within the 30 day period described above, Sellers shall, in good faith, consider any comments so received from Buyer and shall furnish Buyer with a final Consideration Allocation Schedule as soon as practicable, which final Consideration Allocation Schedule shall be binding upon the Parties.

(c) The Consideration Allocation Schedule shall be revised to take into account subsequent adjustments to the Consideration, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Consideration), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Each of Sellers and Buyer agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Consideration Allocation Schedule, except as otherwise required by applicable Laws.

(d) Sellers shall, in connection with the delivery of the Consideration Allocation Schedule to Buyer pursuant to Section 2.7(b), and thereafter as reasonably requested by Buyer, provide Buyer with such information and assistance as may be necessary or helpful to enable Buyer to make any determinations with respect to any matters described in Section 6.10(h) for purposes of filing IRS Form 8594, as well as the filings of any other applicable Tax forms and with respect to any applicable Tax reporting, in connection with the transactions contemplated hereunder.

2.8 Excluded Records. For the avoidance of doubt, the Parties acknowledge that the Companies have no interest in the Excluded Records and, from and after the Closing, the Excluded Records will remain an asset of the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Each Seller severally and not jointly hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that:

3.1 Organization. Such Seller is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

3.2 Authority. Such Seller has all requisite limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by such Seller in connection with the Transactions to which it is a party, and such Seller has all requisite limited liability company or limited partnership, as applicable, power and authority to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by such Seller of this Agreement and each other agreement, instrument or document executed or to be executed by such Seller in connection with the Transactions to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. This Agreement has been duly and validly executed and delivered by such Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the Transactions has been, or when executed will be, duly executed and delivered by such Seller and constitutes, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement and each other agreement, instrument or document executed or to be executed by such Seller in connection with the Transactions to which such Seller is a party do not, and the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions does not and will not:

(a) conflict with or result in a breach or violation of any provision of the Charter Documents of such Seller;

(b) assuming all of the Company Consents have been properly obtained or made and subject to the release at Closing of any liens on the Company Interests held by EXCO securing its obligations under the EXCO Credit Facility, conflict with, violate or result in a breach or violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any Contract or other instrument or obligation to which such Seller is a party or by which such Seller or its Company Interests may be bound; and

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 3.3(c) (collectively, the “Seller Approvals”), the FCC filings required by Section 6.1(c) and the Company Consents have been properly obtained or made, (i) violate or result in a breach of any Law or Order applicable to such Seller, or (ii) require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any Person, including any Governmental Authority, under any Law or Order applicable to such Seller;

except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults, or such failures to make or obtain consents, approvals, notices, filings or registrations which would not reasonably be expected to result in a material adverse effect on the ability of such Seller to consummate the Transactions or perform its obligations hereunder.

3.4 Title to Company Interests. Other than any liens on the Company Interests held by EXCO securing its obligations under the EXCO Credit Facility (which will be released at or prior to Closing), such Seller owns, holds of record and is the sole beneficial owner of the Company Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement, (b) the Charter Documents of TGGT, or (c) applicable securities Laws.

3.5 Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Seller’s Knowledge, threatened against such Seller by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal the execution or delivery of this Agreement or the consummation of the Transactions by such Seller.

3.6 Brokers. Such Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, or after the Closing, any Company, could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Sellers hereby represent and warrant to Buyer as of the date of this Agreement and as of the date of the Closing that:

4.1 Organization. Each Company is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company or limited partnership, as applicable, power and authority to conduct its business as it is now being conducted. Each Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. No Proceedings to dissolve any Company are pending or, to Sellers’ Knowledge, threatened.

4.2 No Conflicts; Consents and Approvals. The execution and delivery by Sellers of this Agreement and each other agreement, instrument or document executed or to be executed by Sellers in connection with the Transactions to which it is a party, do not, and the performance by Sellers of their respective obligations hereunder and thereunder and the consummation of the Transactions does not, and the execution and delivery by any Company of any agreement, instrument or document executed or to be executed by such Company in connection with the Transactions to which it is a party, do not, and the performance by such Company of its obligations thereunder and the consummation of the Transactions does not and will not:

(a) conflict with or result in a breach or violation of any provision of the Charter Documents of any Company;

(b) assuming the consents disclosed on Schedule 4.2 (the “Company Consents”) and the FCC filings required by Section 6.1(c) have been properly obtained, conflict with, violate or result in a breach or violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any Permit or Contract or other instrument or obligation to which such any Company is a party or by which such Company or its Assets may be bound;

(c) assuming the Seller Approvals and the Company Consents have been properly obtained or made, (i) violate or result in a breach of any Law or Order applicable to any Company or (ii) require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any third party or any Governmental Authority under any Law or Order applicable to any Company; and

(d) result in the imposition or creation of any Lien, other than Permitted Liens, on any Asset of any Company or on the Company Interests, other than any Liens that may be created by or on behalf of Buyer;

except, in the case of clauses (b) and (c), for such violations or defaults, or such failures to make or obtain consents, approvals, notices, filings or registrations which would not reasonably be expected to result in a Material Adverse Effect.

4.3 Ownership.

(a) None of the Companies has subsidiaries or owns Equity Interests in any Person other than other Companies. No Company is a party to (nor is any Equity Security of any Company subject to) any Contract for the purchase, subscription, allotment or issuance of any unissued Equity Interests or other Equity Securities of any Company other than those arising pursuant to the Charter Documents of the Companies or this Agreement. Except for the Charter Documents of the Companies, none of the Equity Securities of any Company are subject to any voting trust, proxy, member or partnership agreement or voting agreement. The Equity Securities of each Company are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by the applicable Laws of the jurisdiction of formation of such Company). No Equity Securities of any Company (including the Company Interests) are subject to, nor have any been issued in violation of, preemptive or similar rights. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any of its Equity Securities.

(b) TGGT owns, holds of record and is the sole beneficial owner of good and valid title to all of the Equity Securities in TGGT GP free and clear of all Liens and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of TGGT GP, (iii) applicable securities Laws, or (iv) the TGGT Credit Facility.

(c) TGGT owns, holds of record and is the sole beneficial owner of good and valid title to all of the limited partnership interests, and directly and indirectly all of the Equity Securities, in TGG Pipeline free and clear of all Liens and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of TGG Pipeline, (iii) applicable securities Laws, or (iv) the TGGT Credit Facility.

(d) TGGT owns, holds of record and is the sole beneficial owner of good and valid title to all of the limited partnership interests, and directly and indirectly all of the Equity Securities, in Talco free and clear of all Liens and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of Talco, (iii) applicable securities Laws, or (iv) the TGGT Credit Facility.

(e) TGGT GP owns, holds of record and is the sole beneficial owner of good and valid title to all of the general partnership interests in TGG Pipeline and Talco free and clear of all Liens and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of TGG Pipeline and Talco, (iii) applicable securities Laws, or (iv) the TGGT Credit Facility.

4.4 Bank Accounts and Powers of Attorney. Schedule 4.4 includes (a) the name and address of each bank or other financial institution with which any Company has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from any Company relating to the bank accounts of such Company. No such proxies, powers of attorney, or other like instruments are irrevocable.

4.5 Legal Proceedings. Except as disclosed on Schedule 4.5, there is no Proceeding pending or, to Sellers’ Knowledge, threatened by or against any Company by or before any Governmental Authority (a) affecting any Company or any of their Assets or the use thereof or (b) that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; provided, however, that this Section 4.5 does not address Environmental Claims, which are exclusively addressed by Section 4.13, or matters relating to Taxes, which are exclusively addressed by Section 4.8.

4.6 Compliance with Laws and Orders. Except as set forth on Schedule 4.6, (a) each Company is in compliance in all material respects with all Laws and Orders applicable to it and its Assets and (b) as of the date hereof, none of the Companies has received any written notice from (i) any Governmental Authority alleging that the Properties or any Company, or (ii) any other Person alleging that the Properties or any Company are reasonably expected to, have material liability under, or are or have been in material violation of, or have materially violated, any Laws or Orders, where such alleged matter has not been resolved or cured; provided, however, that this Section 4.6 does not address Environmental Laws, which are exclusively addressed by Section 4.13, matters relating to Taxes, which are exclusively addressed by Section 4.8, matters relating to employee matters or Benefit Plans, which are exclusively addressed by Sections 4.17 and 4.18, or matters relating to Permits which are exclusively addressed in Section 4.12.

4.7 Financial Statements; Undisclosed Liabilities.

(a) Prior to the execution of this Agreement, Buyer has been provided with copies of, or access to, the following financial statements (collectively, the “Financial Statements”):

        (i) the audited consolidated balance sheet of the Companies as of December 31, 2012 and the audited consolidated statements of income and cash flows of the Companies for the twelve-month period then ended, together with the related notes and schedules thereto, if any; and

        (ii) the unaudited consolidated balance sheet of the Companies as of September 30, 2013 (the “Latest Balance Sheet”) and the unaudited consolidated statement of operations of the Companies for the one-month period then ended (collectively, the “Interim Statements”).

Except as set forth in the notes thereto or on Schedule 4.7, such Financial Statements were prepared in accordance with GAAP using the same accounting principles, policies and methods as had been historically used during the ownership of the Companies by Sellers in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operation and cash flows of the Companies as of the respective dates and for the periods covered thereby, except that the Interim Statements do not contain footnote disclosure and other presentation items and are subject to normal year-end adjustments.

(b) Except as set forth on Schedule 4.7, as of the date hereof, the Companies do not have any liability or obligation required by GAAP to be set forth on an unaudited consolidated balance sheet of the Companies except liabilities or obligations (i) as reflected or reserved against in the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) included in Net Working Capital, (iv) that have been incurred in connection with the Transactions, or (v) that are to be fully satisfied prior to Closing.

(c) Except as set forth on Schedule 4.7, since the date of the Latest Balance Sheet to the date of this Agreement, there has been no:

        (i) material damage, destruction or loss to the Midstream Assets;

        (ii) Material Adverse Effect; or

        (iii) action that would require the consent of Buyer under Section 6.3(e), (h) or (l).

4.8 Taxes. Except as disclosed on Schedule 4.8: (a) all material Tax Returns that are required to have been filed by or with respect to each Company, either separately or, for so long as they have been owned by Sellers or an Affiliate of Sellers, as a member of a group of companies, have been duly and timely filed, and all such Tax Returns were correct and complete in all material respects, (b) all material Taxes that are required to have been paid by each Company have been duly and timely paid in full, (c) all material withholding Tax requirements imposed on the Companies have been satisfied in full in all material respects, (d) no Company has in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings by or before any Governmental Authority involving material Tax matters or, to Sellers’ Knowledge, threatened audits or proposed deficiencies or other claims for material unpaid Taxes of the Companies, (f) each Company has been properly treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes since the date of its formation (or, in the case of a Company that was acquired by Sellers or an Affiliate of Sellers after its formation, since such acquisition and, to Sellers’ Knowledge, before such acquisition), and will be such a partnership or so disregarded immediately prior to the Closing, with TGGT constituting such a partnership immediately prior to the Closing and each other Company being so disregarded immediately prior to the Closing, (g) no Company is subject to any Tax sharing, allocation or indemnity agreement, (h) as of the date hereof, no Company has received written notice of any material claim by any Taxing Authority in a jurisdiction where such Company does not file a Tax Return that it is or may be subject to taxation by the jurisdiction or Taxing Authority for Taxes that would be covered by such Tax Return, (i) no Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) the installment method of accounting or the completed contract method of accounting with respect to a transaction that occurred prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date, (j) since its formation, or in the case of a Company that was acquired by Sellers or an Affiliate of Sellers, since its acquisition, no Company (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by contract, and (k) each Seller is disregarded as an entity separate from its Affiliate which will be delivering those items described in Sections 2.4(k) and 2.4(o), within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations and each such Affiliate is a domestic partnership or corporation for U.S. federal income tax purposes.

4.9 Regulatory Status. None of the Companies is a “natural-gas company” under the Natural Gas Act of 1938. Schedule 4.9 describes the jurisdictional status of the natural gas pipeline facilities as of the date reflected therein and, to Sellers’ Knowledge, the jurisdictional status has not changed since such date.

4.10 Contracts. Excluding Contracts for which neither a Company nor any of the Properties will be bound or have liability after Closing and excluding Terminated Contracts, insurance policies, fidelity bonds, and all Contracts related to Rights-of-Way,

(a) Schedule 4.10(a) sets forth a list as of the date of this Agreement of the following Contracts to which a Company is a party or by which any of the Properties are bound (the Contracts listed on Schedule 4.10(a) that meet the descriptions in this Section 4.10 being collectively, the “Material Contracts”):

        (i) any Contract for the purchase, sale, gathering, treating, compression, processing, marketing or trading of Hydrocarbons that can reasonably be expected to result in aggregate payments by or to any Company of more than $500,000 during the current or any subsequent fiscal year;

        (ii) any Contract that constitutes a pipeline or facility operating agreement;

        (iii) other than Contracts of the nature addressed in Sections 4.10(a)(i) and (ii), any Contract for the purchase or sale of an Asset or services that can reasonably be expected to result in aggregate payments by or to any Company of more than $500,000 during the current or any subsequent fiscal year or $1,250,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

        (iv) any Contract under which a Company has created, incurred, assumed or guaranteed any outstanding Indebtedness in excess of $1,250,000 or under which it has imposed a security interest on any of its Assets, which security interest secured Indebtedness in excess of $1,250,000;

        (v) any Contract that constitutes a lease under which any Company is the lessor or the lessee of real, immovable, personal or movable property which lease involves an annual base rental of more than $500,000;

        (vi) any Contract that (A) limits or purports to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) requires any Company to use any supplier or third party for all or substantially all of any Company’s requirements or needs, or (C) limits or purports to limit the ability of any Company to solicit any employees or customers of the other parties thereto;

        (vii) any Contract with either Seller or any Non-Company Affiliate, or any director, officer or manager thereof;

        (viii) any Contract requiring any Company to pay any Severance Costs;

        (ix) any interest rate, currency or commodity swap, exchange, commodity option or hedging Contract;

        (x) any Contract that grants to any Person a right of first refusal or similar right to acquire the Properties or the Business or any portion thereof;

        (xi) other than as to Indebtedness or customary indemnification provisions contained in Contracts entered into in the ordinary course of business by any Company, any indemnification agreement or other Contract that is primarily a guarantee or assumption or other similar commitment with respect to any obligation or liability of any Person in excess of $500,000;

        (xii) any Contract that constitutes a partnership, strategic alliance, joint venture or similar arrangement; and

        (xiii) Charter Documents.

(b) Buyer has been provided with copies of, or access to, all Material Contracts.

(c) Except as set forth on Schedule 4.10(c), each of the Material Contracts is in full force and effect, constitutes a legal, valid and binding obligation of the Company party thereto, and, to Sellers’ Knowledge, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

(d) Except as set forth on Schedule 4.10(d), no Company and, to Sellers’ Knowledge, no other party thereto is currently in material breach or material default under (and no event has occurred that with or without the giving of notice, the lapse of time or both would constitute a material default under) any Material Contract. As of the date of this Agreement, no party to any Material Contract has given written notice to a Company of any material breach or material default under any such Material Contract, and no Company has received any written notice that any party to any Material Contract intends to cancel, terminate, or materially alter or materially modify such Material Contract, to materially renegotiate such Material Contract, or to exercise or not exercise any material options thereunder, and, to Sellers’ Knowledge, no such intent to materially cancel, terminate, alter, modify, renegotiate or exercise has been otherwise threatened in writing.

4.11 Properties.

(a) Except as disclosed on Schedule 4.11(a), the Midstream Assets and other Properties constitute all of the Rights of Way and tangible properties and assets that are necessary for the Companies to operate the Business in all material respects as currently conducted, except for (i) Terminated Contracts and (ii) any Midstream Assets that are actually damaged or destroyed by any casualty event or are taken by any condemnation event during the Interim Period.

(b) Schedule 4.11(b) sets forth a complete and correct list and description of the Owned Real Property and the Leased Real Property. The Companies have Defensible Title in and to the Owned Real Property on Schedule 4.11(b) and valid leasehold interests in and the Leased Real Property on Schedule 4.11(b), in each case, free and clear of all Liens (other than Permitted Liens).

(c) Except for the imbalances reflected on Schedule 4.11(c), as of the date set forth in Schedule 4.11(c), there are no material Imbalances existing with respect to the Business or the Properties.

4.12 Permits. Each Company possesses all Permits (other than Permits required under Environmental Laws, which are addressed in Section 4.13) required to be obtained from any Governmental Authority for conducting the Business as presently conducted and for it to own, lease or operate its Assets as presently conducted and all such Permits are in full force and effect, except in each case as would not materially and adversely impact the conduct of the Business. There are no uncured violations of the terms and provisions of (and no event has occurred which, with notice or the lapse of time or both, would constitute a violation of) such Permits by the Companies, except in each case as would not materially and adversely impact the conduct of the Business. As of the date of this Agreement, with respect to each such Permit, neither Sellers nor any Company has received written notice from any Governmental Authority of any actual revocation, withdrawal, suspension, cancellation, termination, deficiency, or dispute of such Permits that remains uncured, except in each case as would not materially and adversely impact the conduct of the Business. Buyer has been provided with copies of, or access to, all such Permits.

4.13 Environmental Matters.

(a) Buyer has been provided prior to the date hereof with copies of, or access to, all material environmental site assessment reports prepared since August 14, 2009 in the possession of a Company that are not subject to a claim of legal privilege by a Company and that relate to environmental matters in connection with the operation of the Midstream Assets; provided, however, that Seller has informed Buyer of the subject matter of any such report which is the subject of a claim of legal privilege.

(b) Except as disclosed on Schedule 4.13(b):

        (i) each Company has obtained all Permits of a material nature required by applicable Environmental Laws to conduct the Business as presently conducted, all such Permits are in full force and effect, and the Companies are in compliance with the terms of such Permits in all material respects;

        (ii) each Company is in compliance in all material respects with all Environmental Laws applicable to the Business and the Properties;

        (iii) to Seller’s Knowledge, there has been no Release of a material quantity of any Hazardous Material at, on, under or migrating to the Properties which has not been remediated to standards set forth in applicable Environmental Laws;

        (iv) to Seller’s Knowledge, none of the Properties, nor any other property used by the Business for disposal of waste, is the subject of any investigation by any Governmental Authority relating to a Release or threatened Release of a Hazardous Material;

        (v) as of the date of this Agreement, the Companies have not received written notice (x) from any Governmental Authority of any material violations of any applicable Environmental Laws, including violations related to Permits required under Environmental Laws, nor (y) of any material Environmental Claim by any Person, in each case related to the Properties or the Business; and

        (vi) no Proceeding with respect to an Environmental Claim is pending or, to Seller’s Knowledge, threatened against a Company by or before any Governmental Authority under any applicable Environmental Laws.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Section 4.13 contains the sole and exclusive representations and warranties of Sellers with respect to applicable Environmental Laws, Environmental Claims, and Hazardous Materials.

4.14 Insurance. Schedule 4.14 sets forth as of the date of this Agreement a list of all material insurance policies and fidelity bonds held by or issued specifically on behalf of and for the benefit of the Companies or the Properties. Except as set forth in Schedule 4.14, as of the date of hereof, there is no material claim by a Company or any other Person pending under any of the policies as to which coverage has been denied or disputed by the underwriters or issuers of such policies. As of the date hereof, there is no material default by any Company under any of the insurance policies and there has been no failure by any Company to give notice or present any material claim relating to the Business or the any Properties under such policies in a due and timely fashion.

4.15 Intellectual Property.

(a) Except for Intellectual Property that the Companies are not permitted to use after the Closing pursuant to Section 6.4, the Companies own, or have the licenses or rights to use for their respective businesses, all Intellectual Property that is necessary to operate the business of the Companies as currently conducted, except where the failure to so own, or to have any such license or right, would not reasonably be expected to result in a Material Adverse Effect.

(b) To Sellers’ Knowledge, since August 14, 2009, no Company has received from any third party a claim in writing that any Company is infringing in any material respect the Intellectual Property of such third party.

4.16 Brokers. The Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions, other than as a result of any agreement by Buyer or any of its Affiliates to pay such fees or commissions.

4.17 Employee and Labor Matters.

(a) No Company is a party to, nor is it bound by, the terms of any collective bargaining agreement with respect to any Available Employees. To Sellers’ Knowledge, no union representation petition or campaign is pending or threatened with regard to any Available Employee. There are no material labor disputes existing or, to Sellers’ Knowledge, threatened involving any Available Employees involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production.

(b) Each Company is in compliance with all Laws and Orders applicable to it with respect to the Available Employees except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 6.5(a) sets forth a list of all of the Employees of such Seller or its Affiliates who are Available Employees.

4.18 Employee Benefits.

(a) Schedule 4.18 sets forth as of the date of this Agreement each Company Benefit Plan. No Company Benefit Plan is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Further, with respect to any Benefit Plan that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within three years prior to the Closing, by any ERISA Affiliate of any Company (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by such ERISA Affiliate, which liability has not been satisfied, (c) no funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(b) As of the Closing Date, or promptly thereafter, all amounts owed or outstanding, whether vested or unvested, with respect to the Change of Control Bonus (as defined in the TGGT Severance Plan) and the Stay Bonus (as defined in the TGGT Severance Plan) have been or will be paid by the Sellers, and no Company will have any obligations to any Person with respect to either the Change of Control Bonus or the Stay Bonus after such amounts have been paid by Sellers.

4.19 Future Delivery of Hydrocarbons. Except as set forth on Schedule 4.19, no Company is obligated by virtue of any prepayment arrangement under any Contract for the sale of Hydrocarbons or forward sale of production obligation to deliver Hydrocarbons at some future time without receiving full payment therefor at or after the time of delivery.

4.20 No Bankruptcy. There are no bankruptcies, reorganizations or arrangement proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against the Companies.

4.21 FCC Licenses. Schedule 4.21 sets forth all licenses, permits, certificates, approves, franchises, consents, waivers, registrations, and other authorizations issued by the FCC to the Companies.

4.22 FIRPTA. Neither Seller, nor either of their Affiliates described in Sections 2.4(k) and 2.4(o), is a foreign person within the meaning of Section 1445 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date of this Agreement that:

5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

5.2 Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the Transactions, and Buyer has all requisite limited liability company power and authority to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the Transactions and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been validly executed and delivered by Buyer and constitutes, and each other agreement, instrument or document executed or to be executed by Buyer in connection with the Transactions has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3 No Conflicts. The execution and delivery by Buyer of this Agreement and each other agreement, instrument or document executed or to be executed by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions does not and will not:

(a) conflict with or result in a breach or violation of any provision of its Charter Documents;

(b) violate or result in a breach or violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any Contract or other instrument or obligation to which Buyer is a party or by which Buyer may be bound;

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 5.3(c) (collectively, the “Buyer Approvals”) have been properly obtained or made, (i) violate or result in a breach of any Law or Order applicable to Buyer, or (ii) require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration of, or notice to, or filing or registration with, any Person, including any Governmental Authority, under any Law or Order applicable to Buyer.

except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults, or such failures to make or obtain consents, approvals, notices, filings or registrations which would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the Transactions or perform its obligations hereunder.

5.4 Legal Proceedings. There is no Proceeding (filed by any Person other than Sellers or any of their Affiliates) pending or, to the actual knowledge of Buyer, threatened, against Buyer by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal the execution or delivery of this Agreement or the consummation of the Transactions by Buyer.

5.5 Buyer Interests; Buyer.

(a) The issuance of the Interests to the Sellers has been duly authorized by Buyer, and when issued and delivered to Sellers in accordance with the terms of this Agreement, will be validly issued in accordance with applicable Law, fully paid and non-assessable and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the A&R LLC Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Sellers. The Interests shall have those rights, preferences, privileges and restrictions as set forth in the A&R LLC Agreement.

(b) Buyer was formed on October 4, 2013 and, except as set forth on Schedule 5.5(b) since the date of such formation Buyer has not conducted any activities or operations or incurred any liabilities other than activities and operations conducted with respect to, and liabilities incurred with respect to, this Agreement and the Transactions.

5.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Sellers or any of their Affiliates could become liable or obligated.

5.7 Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Sellers (except to the extent that Buyer has relied on the representations and warranties of Sellers in this Agreement), its own analysis of the Company Interests and the Properties for the purpose of acquiring the Company Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.8 Projections; Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Companies and the Properties. In making its decision to execute this Agreement and to acquire the Company Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that neither Sellers, the Companies nor any of their Representatives or Affiliates make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or the future business and operations of the Companies, or (b) any other information or documents made available to Buyer or its Representatives with respect to the Companies, or its business, Assets, liabilities or operations, except as expressly set forth in this Agreement. Buyer further acknowledges that it has not relied on any representation not expressly set forth in this Agreement.

5.9 Financing. Buyer has delivered to Sellers true and complete copies of the fully-executed (a) debt commitment letter, dated as the date hereof, among Buyer and the lenders party thereto (the “Debt Commitment Letter”), and (b) equity commitment letters, dated as of the date hereof, between Buyer, Energy Spectrum and the other equity sources party thereto, including all exhibits, schedules, annexes and amendments to such agreements in effect as of the date hereof (collectively, the “Equity Commitment Letters” and collectively with the Debt Commitment Letter, the “Commitment Letters”). As of the date hereof, the Debt Commitment Letter and the Equity Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights and general principles of equity. There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. To the knowledge of Buyer, there are no other agreements, side letters or arrangements that would permit any of the parties to the Commitment Letters to reduce the amount of the Financing or that would otherwise affect the availability of the Financing. As of the date hereof,

(i) no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a breach or default), in each case, on the part of Buyer or any of its Affiliates under the Commitment Letters or, to the knowledge of Buyer, any other party to the Commitment Letters and (ii) neither Buyer nor any of its Affiliates has any reason to believe that the conditions to the Financing will not be satisfied in all material respects or that the Financing or any other funds necessary for the satisfaction of all of Buyer’s obligations under this Agreement and the payment of any Closing Indebtedness required to be repaid in connection with the transactions contemplated by this Agreement and of all fees and expenses reasonably expected to be incurred and required to be paid by Buyer in connection herewith will not be available to Buyer on the Closing Date on substantially the terms contemplated in the Commitment Letters. Buyer has fully paid all fees required to be paid on or prior to the date hereof pursuant to the Commitment Letters and any fee or similar letter executed in connection therewith.

ARTICLE VI

COVENANTS

6.1 Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a) As promptly as reasonably practicable, but in no event later than three Business Days after the execution of this Agreement, the Parties shall make their premerger notification filings required under the HSR Act. The Parties shall request early termination of the HSR Act’s waiting period. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication received by them from the relevant Governmental Authority, shall consult with each other with respect to responses thereto, shall promptly make any supplemental submissions required of them and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. If Sellers or Buyer (or any of their applicable Affiliates) intend to participate in any meeting with any Governmental Authority and if permitted by, or acceptable to, the applicable Governmental Authorities, they shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting. Buyer and each Seller shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act or other applicable Law filing to consummate the Transactions. Each Party shall bear its own costs for the preparation of any such filing and its other costs associated with compliance with the HSR Act, and the Parties shall each bear the costs of any filing fee required under the HSR Act one-half by Buyer and one-fourth by each Seller.

(b) In the event any action is threatened by any Governmental Authority or any Person challenging the Transactions as violative of any antitrust Laws, Buyer and Sellers shall cooperate with each other (including complying with reasonable requests for information) in obtaining the expiration of the waiting period under the HSR Act, obtaining any clearance or approval under any antitrust Law, defending any antitrust Law action, preventing any action that would delay or prevent the consummation of the Transactions or reversing, lifting or removing any order of a Governmental Authority delaying or prohibiting the consummation of the of the Transactions.

(c) Each Party shall prepare, as soon as reasonably practicable following the date of this Agreement, any necessary filings in connection with this Agreement and the Transactions that may be required to be filed by such Party with the FCC. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(d) Sellers and Buyer shall (and each shall cause their respective applicable Affiliates to) use commercially reasonable efforts to obtain as promptly as practicable all other Seller Approvals, Company Consents and Buyer Approvals applicable to such Person, and all other material consents and approvals that any of Sellers, Buyer or their respective Affiliates are required to obtain in order for such Person to consummate the Transactions; provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of such consents and approvals shall not be a condition to Closing except to the extent expressly set forth in Section 7.4 or Section 8.4, as applicable.

(e) Each Seller and Buyer shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 6.1 is obtained, made, given or denied, as applicable.

6.2 Access of Buyer.

(a) During the Interim Period, Sellers will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the officers of the Companies and to the Midstream Assets (including their books and records), but only to the extent that such access (i) does not unreasonably interfere with the business of the Companies or the safe commercial operations of the Midstream Assets and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Sellers shall have the right to have a Representative present for any communication with such officers and (B) Buyer shall and shall cause its Representatives to observe and comply with all health, safety and security requirements at each of the Midstream Assets. For purposes of clarification, Buyer shall not be entitled to collect any air, soil, surface water or groundwater samples nor to perform any invasive or destructive sampling on, under, at or from the Midstream Assets and the conducting of such physical inspections shall not be a condition to Closing. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and neither Sellers nor any of their Affiliates shall have any obligation to provide any information the disclosure of which (1) would reasonably be expected to jeopardize any privilege available to Sellers or their Affiliates, (2) would cause Sellers or their Affiliates to breach a confidentiality obligation, or (3) would result in a violation of Law.

(b) Buyer agrees to defend, indemnify and hold harmless Sellers, the Companies and each of their Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by such Persons arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Properties, other than liabilities, losses, costs or expenses resulting from the gross negligence or willful misconduct of Sellers or a Company.

6.3 Interim Operations; Certain Restrictions. Except as expressly required or permitted hereby or required by the terms of any Permit or any Material Contract, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Schedule 6.3, during the Interim Period, Sellers will use commercially reasonable efforts to cause the Companies (i) to operate in the ordinary course of business consistent with past practice, (ii) to use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Companies, and (iii) to use commercially reasonable efforts to preserve the present relationships with customers and suppliers of the Companies. Without limiting the foregoing, except as otherwise expressly required or permitted hereby or required by the terms of any Permit or any Material Contract or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that none of this Section 6.3 shall apply to Terminated Contracts, insurance policies, Contracts for which neither a Company nor any of the Properties will be bound or have liability after Closing, or services terminated pursuant to Section 6.6), during the Interim Period, Sellers will not (with respect to the Companies or the Midstream Assets) and will cause the Companies not to undertake any of the following:

(a) create any Lien (other than a Permitted Lien the release of which Sellers or a Company are pursuing by commercially reasonable efforts) against any of the Properties;

(b) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract other than in the ordinary course of business;

(c) purchase or acquire (whether by merger, consolidation or otherwise) any business or division of any Person or any material assets or properties, in each case, except for the purchase or acquisition of inventory or other assets from suppliers or vendors in the ordinary course of business;

(d) other than accounts payable incurred in the ordinary course of business or otherwise incurred pursuant to the Material Contracts, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities (excluding indebtedness for borrowed money that is repaid or satisfied at or prior to Closing or taken into account in Net Working Capital);

(e) except as may be required by GAAP, change any accounting method or practice of the Companies;

(f) fail to maintain its limited liability company or limited partnership existence, as applicable, or merger or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(g) issue, reserve for issuance, pledge or otherwise encumber, redeem or sell or enter into any Contract with respect to any Equity Securities in any Company;

(h) declare, set aside, or pay any dividend or other distribution (other than dividends and distributions paid to other Companies);

(i) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(j) purchase any securities of any Person, except for short term investments made in the ordinary course of business;

(k) either (i) enter into any Material Contract or (ii) terminate, or materially modify or amend any Contract involving total consideration during any 12-month period in excess of $500,000 (other than any Contract described on Schedule 6.3 or entered into, terminated or amended in the ordinary course of business);

(l) make any material change to its method of accounting for Tax, change or rescind any material Tax election, file any amended Tax Return that could affect in any material respect the amount of Tax due from it or from any Company following the Closing, or settle or compromise any material Tax liability that could affect in any material respect the amount of Tax due from it or from any Company following the Closing;

(m) amend or modify its Charter Documents;

(n) settle any Proceeding, other than in the ordinary course of business, in each case in an amount in excess of $500,000 or that imposes non-monetary relief that materially and adversely affects the ability of the Companies to operate their business as currently conducted; or

(o) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Sellers may or may permit the Companies to take commercially reasonable actions with respect to (i) emergency situations that present a direct risk of human injury or loss of life or of material damage or destruction of the environment, property or tangible assets or (ii) regulatory requirements and/or other requirements of Law, and Sellers shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business.

6.4 Use of Certain Names. Within 90 days following Closing, Buyer shall cause the Companies to cease using the words “BG” or “EXCO” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Seller Marks”); provided, however, that Buyer shall have six months to cause the Companies to eliminate the Seller Marks from all field markers. Buyer shall not, and shall cause such Companies and their respective Affiliates not to, use the Seller Marks or any other logos, trademarks, trade names or other Intellectual Property belonging to Sellers or any Non-Company Affiliate, and Buyer acknowledges that it, its Affiliates and the Companies have no rights whatsoever to use such Intellectual Property.

6.5 Employee and Benefit Matters.

(a) Sellers have provided Schedule 6.5(a), which sets forth a list of certain employees of Sellers or their Affiliates (other than the Companies) who are seconded to the Companies or otherwise provide a material amount of services to the Companies or with respect to Properties (collectively, the “Available Employees”). Prior to the execution of this Agreement, Buyer acknowledges that it has been provided by Sellers by separate agreement with (i) certain aggregated employee information (with ranges and averages) relating to employee compensation and benefits of the Available Employees and (ii) specific information relating to each Available Employee and as of a specified date regarding such employee’s name, job title, seniority, work location, current salary, vacation accrued and participation in any Seller Plan (including whether those Available Employees, if any, are on sick leave, short-term or long-term disability, workers’ compensation, family medical leave, vacation, leave of absence or military leave of absence).

(b) Within 15 days after the execution of this Agreement, Buyer shall, or shall cause another Buyer Employer to, make offers of employment to each of the Available Employees (other than the Non-Designated Employees) and such offers shall include terms and provisions that are consistent with the provisions of this Section 6.5. Sellers shall have the right to review the documents evidencing Buyer Employer’s offers of employment described in the preceding sentence at least three Business Days prior to any distribution of such documents to the Available Employees. Within 30 days after the execution of this Agreement, Buyer shall notify Sellers as to each Available Employee who has accepted employment with Buyer Employer (each, also a “Continued Employee”), which acceptance may be conditioned upon the occurrence of the Closing, and each Available Employee who has rejected Buyer Employer’s offer of employment. The employment with Buyer Employer of each Continued Employee who accepts such employment shall be effective as of (i) the Closing, if on such date such Continued Employee is actively at work or is on an authorized paid time-off or other approved leave of absence (other than a leave pursuant to which the individual is receiving long-term disability benefits under a Seller Plan); or (ii) if such Continued Employee is not actively at work or on an authorized paid time-off or other approved leave of absence (other than a leave pursuant to which the individual is receiving long-term disability benefits under a Seller Plan), the date such Continued Employee is ready and available to return to active employment status. Each Continued Employee who becomes employed by Buyer Employer pursuant to the preceding sentence shall be considered an employee of Buyer Employer for purposes of this Agreement as of the date that he or she begins employment with the Buyer Employer. Nothing in the foregoing shall affect the right of either Seller to terminate the employment of an Available Employee for any reason or at any time; provided, however that Sellers shall give written notice to Buyer at least three Business Days prior to the termination of the employment of an Available Employee after the date of this Agreement. Further, following the date hereof and prior to the Closing Date, either Seller shall have the right to hire individuals and to second them to the Companies in order to fill open secondment positions at the Companies without notice to, or consultation with, Buyer. Any individual employed by either Seller and seconded to the Companies pursuant to the preceding sentence shall be considered as, and treated as, an Available Employee for purposes of this Section 6.5, except that the 15 and 30 day time frames set forth above shall be based upon such individual’s date of hire rather than the date of the execution of this Agreement. Buyer shall indemnify and hold harmless Sellers, their Affiliates and their Representatives with respect to all claims and liabilities relating to or arising out of the employment offer process described in this Section 6.5 (including any claim of discrimination or other illegality in such identification, selection and/or offer process); provided, however Buyer shall have no such indemnification obligation to Sellers, their Affiliates and their Representatives in the event that the claims and liabilities result from either (i) the termination of the employment of an Available Employee by any Seller prior to the Closing Date or (ii) the hiring or secondment of any individual after the date hereof.

(c) Effective as of the Closing Date and for a period of one year after the date that each Continued Employee becomes an employee of Buyer Employer, Buyer or Buyer Employer shall cause each such Continued Employee to be provided with compensation and benefits on a basis equal to or better than the compensation and benefits, in the aggregate, provided to each such Continued Employee immediately prior to the Closing; provided, however that if during such one year period, either (a) Buyer or Buyer Employer, as applicable, terminates the employment of any such Continued Employee for “Cause” (as defined in the TGGT Severance Plan) or (b) such Continued Employee terminates their employment with Buyer or Buyer Employer, as applicable, without Good Reason (as such term is defined in the TGGT Severance Plan) there shall be no such obligation on any Company, Buyer or Buyer Employer, as applicable, to continue to provide compensation or benefits to such Continued Employee. For the avoidance of doubt, and consistent with Section 6.5(e), if the employment of any Continued Employee is terminated within one year after the Closing under circumstances that would entitle such Continued Employee to severance benefits under a Seller Plan, then Buyer shall provide, or cause to be provided, severance benefits to such Continued Employee as required under the applicable severance plan, program or agreement and Buyer or its Affiliate shall provide such Continued Employee with all Severance Costs (including all Severance Costs due under the TGGT Severance Plan) other than any Severance Costs associated with the Change of Control Bonus (as defined in the TGGT Severance Plan) or the Stay Bonus (as defined in the TGGT Severance Plan), which such Severance Costs shall be the responsibility of, and borne by, Sellers); provided, however that if during such one year period, either (a) Buyer or Buyer Employer, as applicable, terminates the employment of any such Continued Employee for “Cause” (as defined in the TGGT Severance Plan) or (b) such Continued Employee terminates their employment with Buyer or Buyer Employer, as applicable, without Good Reason (as such term is defined in the TGGT Severance Plan), there shall be no such obligation on any Company, Buyer or Buyer Employer, as applicable, to provide Severance Costs to such Continued Employee. Further, Buyer shall use commercially reasonable efforts to cause each Continued Employee and his or her eligible dependents (including all such Continued Employee’s dependents covered immediately prior to the Closing by a group health plan maintained by the Seller that currently employs such Continued Employee or an Affiliate of such Seller) to be covered under a group health plan maintained by Buyer or an Affiliate of Buyer that (i) provides major medical and dental benefits coverage to the Continued Employee and such eligible dependents effective immediately upon the Closing and (ii) credits such Continued Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a group health plan maintained by the Seller that currently employs such Continued Employee or an Affiliate of such Seller; provided, however, that for purposes of applying this clause (ii) with respect to any Continued Employee, the Continued Employee shall be responsible for providing the necessary information to Buyer based on explanation of benefit forms received by the Continued Employee from the group health plan maintained by Seller or an Affiliate of Seller. From and after the Closing Date, Buyer shall (and shall cause each employee benefit and compensation plan, program or policy, of the Companies and their respective Affiliates, as applicable, to) recognize each Continued Employee’s years of service credited as of the Closing under a similar Seller Plan for purposes of terms of employment, compensation, vesting, benefit/coverage eligibility, benefit accrual and benefit determination under all employee benefit and compensation plans, programs and policies maintained after the Closing by Buyer, the Companies, and their respective Affiliates in which such Continued Employee is permitted to participate (other than for benefit accrual purposes under any defined benefit pension, non-qualified retirement, or retiree health or welfare plan, or for the avoidance of doubt, vesting with respect to equity and equity-based compensation), including paid vacation, paid time off and severance benefits. Buyer shall use commercially reasonable efforts to cause its 401(k) plan to accept direct rollovers of the outstanding loans of Continued Employees listed on Schedule 6.5(a) as of the date hereof (or as subsequently amended) who elect to roll over their entire account balance from the 401(k) plan of the Seller that currently employs such Continued Employees, and Buyer and such Seller shall reasonably cooperate to permit the continuation of loan repayment for such electing Continued Employees following the Closing Date and prior to such direct rollover. To facilitate such rollovers, such Seller will direct its 401(k) record-keeper to provide Buyer with information and documentation reasonably necessary to effect the rollover of such loans to Buyer’s 401(k) plan. Buyer shall use commercially reasonable efforts to cause each employee welfare benefit plan or program sponsored by Buyer or an Affiliate of Buyer in which the Continued Employees may be eligible to participate on or after the Closing Date to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to Continued Employees.

(d) Buyer agrees, if the Closing has not occurred, until the date that is two years from and after the date of termination of this Agreement, not to employ, and to cause its Affiliates not to employ, any Available Employees without the prior written consent of the Seller that then employs such Available Employee. Buyer further agrees that, for a period of two years after the date of this Agreement, neither it nor any of its Affiliates will directly or indirectly in any manner whatsoever solicit for hire or employment any officers or employee of Sellers or any of their Affiliates, including the Companies, whom (i) Buyer or its Affiliates learned of in connection with the acquisition contemplated hereby and (ii) is not an Available Employee. Notwithstanding the foregoing, this Section 6.5(d) shall not apply to any general solicitation that consists of advertising in a newspaper or periodical of general circulation or through the Internet.

(e) Except if and to the extent the Parties expressly provide otherwise in the Transition Services Agreement, effective as of the Closing Date, each Seller shall cause the Companies to withdraw from, and, except as otherwise required by applicable Law or Contract, the Continued Employees shall cease to participate in, all Seller Plans of such Seller. Buyer and the Companies shall not assume any of the Seller Plans. Notwithstanding the foregoing, TGGT shall retain liability for, and continue, the TGGT Severance Plan in accordance with its terms and Buyer or its Affiliate (including the Companies after the Closing) shall be solely responsible for the payment and satisfaction of all Severance Costs and shall defend, indemnify and hold harmless Sellers for any Losses incurred by Sellers or any of their Affiliates for any Severance Costs, other than any Severance Costs associated with the Change of Control Bonus (as defined in the TGGT Severance Plan) or the Stay Bonus (as defined in the TGGT Severance Plan), for which Sellers shall be solely liable and responsible and for which Sellers shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Companies) for any Losses incurred by Buyer or its Affiliates (including the Companies).

(f) Claims of Continued Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller Plans of the Seller that currently employs such Continued Employees or such Seller’s Affiliates. Claims of Continued Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred from and after the Closing Date shall be the sole responsibility of Buyer and its Affiliates. For purposes of this Section 6.5(f), a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing Date shall be the sole responsibility of the Seller Plan of the Seller that currently employs such individuals or such Seller’s Affiliates. Except as provided in the preceding sentence, claims of Continued Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of Buyer and its Affiliates (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

(g) All claims for health care and dependent care flexible spending account benefits submitted after the Closing Date for expenses incurred prior to the Closing Date by Continued Employees shall be paid by the health care and dependent care flexible spending account plan of the Seller that currently employs such Continued Employees or such Seller’s Affiliates to the extent permitted in accordance with the terms of such plan as in effect immediately prior to the Closing Date.

(h) Any Available Employee’s claims for workers’ compensation benefits arising out of occurrences prior to the Closing Date shall be the responsibility of the Seller that currently employs such individual or such Seller’s Affiliates. Claims for workers’ compensation benefits for Continued Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Buyer as the applicable Buyer Employer.

(i) Upon five Business Days prior written notice to Sellers, Buyer shall have the right to designate its obligation to make offers of employment pursuant to this Section 6.5 to an Affiliate of Buyer; provided that such Affiliate of Buyer shall be obligated to comply with the provisions of this Section 6.5 and such designation shall not release Buyer from any of its obligations under this Section 6.5 or any other provision of this Agreement.

(j) To the extent that any obligations or liabilities under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arises with respect to or as a result of any loss of employment by an Available Employee as a result of the Transactions, whether before, on or after the Closing, Buyer shall be solely responsible for such WARN Obligation and Buyer expressly covenants that it will take no action to create any WARN Obligation on behalf of either Sellers or their Affiliates; provided, however, Buyer shall have no such responsibility for any WARN Obligation as to or resulting from any Non-Designated Employee or any Available Employee which elects not to accept an offer of employment from Buyer or Buyer Employer, as applicable, pursuant to Section 6.5(b).

(k) Buyer shall be solely responsible for offering and providing COBRA continuation coverage and any coverage required under any applicable state Law, to any Available Employee who becomes a Continued Employee (and his or her qualified beneficiaries) and incurs a qualifying event on or after the Closing Date.

(l) Notwithstanding anything herein to the contrary, Sellers and Buyer acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Sellers and Buyer, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Sellers, Buyer or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, except as otherwise provided by such Benefit Plan, agreement or arrangement, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of any Company or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with Sellers, Buyer or any of their respective Affiliates.

6.6 Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, each Seller (a) may, and may cause the relevant Companies to, terminate, sever, or assign to such Seller or a Non-Company Affiliate of such Seller (or, at such Seller’s option, to any other Person that is not a Company) effective upon or before the Closing any services provided to any of the Companies by such Seller or a Non-Company Affiliate of such Seller, including Tax, administrative, legal, finance, payroll, regulatory, land, environmental, health and safety or accounting services, and (b) shall terminate or assign to such Seller or a Non-Company Affiliate of such Seller (or, at such Seller’s option, to any other Person that is not a Company) each Contract listed on Schedule 6.6 that is with such Seller or a Non-Company Affiliate; provided, however, that notwithstanding anything to the contrary in this Section 6.6, Sellers shall not terminate, sever or assign the Seller Gathering Agreements prior to the Closing.

6.7 Insurance and Directors and Officers.

(a) Sellers shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 4.14 until the Closing, provided, however, for the avoidance of doubt, Sellers or their Affiliates may renew or replace such insurance policies (including any insurance policies that will expire during the Interim Period) in the ordinary course of business on commercially reasonable terms. Sellers shall have no responsibility for providing or causing to be provided insurance to the Companies for any claims made after the Closing regardless of when the event or occurrence relating to the claim arose.

(b) For a period of six years following the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, amend, waive or otherwise modify the Charter Documents of any Company in a manner that would reduce, limit, terminate or otherwise adversely modify (in any manner adverse to the employees, secondees, officers and/or directors of any Company (including for purposes of clarification any person that was an officer, director or employee of any Company prior to Closing) to the extent relating to the period prior to Closing) any obligation of the Companies to indemnify pursuant to the Charter Documents the employees, secondees, officers, directors and employees (including for purposes of clarification any person that was an officer, director, employee or secondee prior to Closing) of the Companies to the extent relating to periods prior to Closing.

6.8 Transfer Taxes. The Parties do not expect that any Transfer Taxes will arise as a result of the Transactions. Notwithstanding the foregoing, if this transaction is determined to be subject to Transfer Taxes, then Buyer shall be responsible for 50% of such Transfer Taxes, and Sellers shall be responsible for 50% of such Transfer Taxes. Sellers and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Sellers and Buyer shall cooperate and consult with each other (a) in connection with, and prior to, filing such Tax Returns to ensure that all such returns are filed in a consistent manner and (b) in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

6.9 Casualty and Condemnation.

(a) If during the Interim Period any of the Midstream Assets are actually damaged or destroyed by any casualty event or are taken by any condemnation event, then Sellers shall prepare (or in the event Buyer acting reasonably objects to Sellers’ estimate within 5 days of receipt of such estimate and within such 5 day period Buyer specifies such objection and the basis for such objection in reasonable detail, Sellers shall request a qualified independent firm reasonably acceptable to Sellers and Buyer to prepare) within 15 to 45 days following such event (i) in the case of such a casualty event, the sum of (A) the cost of restoring the Midstream Assets damaged or destroyed by such event to a condition reasonably comparable to their condition immediately prior to such casualty event plus (B) the amount of any lost profits with respect to such Midstream Assets reasonably expected to accrue after Closing as a result of such casualty event, or (ii) in the case of such a condemnation event, the condemnation fair market value therefor, in the case of clauses (i) and (ii) net of and after giving effect to (1) any insurance, condemnation award or other third party proceeds paid to the applicable Company for such event, (2) any amounts expended by the applicable Company prior to Closing to restore damage caused by such casualty event and (3) adjustments relating to such casualty event or condemnation that are to be included in Net Working Capital (as applicable, such estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing is expected to occur prior to the 15 to 45 day period referenced above (as such number of days is specified by Sellers pursuant to the first sentence of this Section), then the determination of such Casualty Estimate shall not delay, impair or otherwise affect the Closing Date except that the Closing Date and, if the Termination Date would occur prior to such extended Closing Date, the Termination Date shall be extended to the third Business Day after such Casualty Estimate is made.

(b) If Casualty Estimates with respect to a casualty or condemnation event are greater than $2,000,000, individually or in the aggregate, but do not exceed 10% of the Base Consideration, then Sellers may, by written notice to Buyer, elect to reduce the Consideration by an amount equal to such Casualty Estimate minus an amount equal to $2,000,000, in which case Sellers and their respective Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing. If either (i) Casualty Estimates with respect to a casualty or condemnation event are greater than $2,000,000, individually or in the aggregate, but do not exceed 10% of the Base Consideration and Sellers do not elect before the expected Closing Date (as such Closing Date has been extended pursuant to Section 6.9(a)) to reduce the Consideration pursuant to the foregoing sentence or (ii) Buyer requests from Sellers but Sellers do not prepare Casualty Estimates pursuant to this Section 6.9 and Buyer and Sellers reasonably believe that such Casualty Estimates, if prepared, would have exceed $2,000,000, individually or in the aggregate, then Buyer may, by written notice to Sellers on or before such expected Closing Date (as such Closing Date has been extended pursuant to Section 6.9(a)), elect to terminate this Agreement in accordance with Article IX.

(c) If Casualty Estimates with respect to a casualty or condemnation event is greater than 10% of the Base Consideration, either individually or in the aggregate, either Buyer, on the one hand, either Seller, on the other hand, may, by written notice to the other Parties before the expected Closing Date (as such Closing Date has been extended pursuant to Section 6.9(a)), elect to terminate this Agreement in accordance with Article IX. If neither Buyer nor Sellers terminates this Agreement before the Closing Date (as such Closing Date has been extended pursuant to Section 6.9(a)), then the Consideration by an amount equal to such Casualty Estimates minus an amount equal to 2% of the Base Consideration, in which case Sellers and their respective Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing.

(d) If Casualty Estimates with respect to a casualty or condemnation event is less than or equal to $2,000,000, individually or in the aggregate, (i) neither Buyer nor Sellers shall have the right or option to terminate this Agreement as a result of such casualty or condemnation event, (ii) there shall be no reduction in the amount of the Consideration with respect to such casualty or condemnation event, (iii) there shall be no liability for Sellers and their respective Affiliates hereunder due to such casualty or condemnation event and (iv) such casualty or condemnation event shall not delay, impair or otherwise affect the Closing.

(e) Notwithstanding anything in this Agreement to the contrary, this Section 6.9 shall be the sole and exclusive remedy of the Parties with respect to any casualty or condemnation event that damages or destroys the Midstream Assets during the Interim Period.

6.10 Tax Matters.

(a) With respect to any Tax Return that is required to be filed by a Company after the Closing Date with respect to a Tax period ending on or before the Closing Date, Sellers shall prepare or cause to be prepared such Tax Return. With respect to any Tax Return that is required to be filed by a Company after the Closing Date with respect to a Straddle Period, Buyer shall prepare or cause to be prepared such Tax Return. Not later than 30 days prior to the due date (including extensions) of each Tax Return for a Tax period ending on or before the Closing Date or for a Straddle Period the Party responsible for preparing such Tax Return shall deliver a copy of such Tax Return to the other Party for its review and reasonable comment. The Party responsible for preparing such Tax Return shall consider in good faith any such comments received from the other Party not less than 15 days prior to the due date (including extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return to such other Party not less than 10 days prior to such due date. Not later than three days prior to the due date for the payment of Taxes required to be paid by a Company with a Tax Return described in this Section 6.10, each Seller shall pay to the Company 50% of the Taxes shown as due from the Company on such Tax Return with respect to a Tax period ending on or before the Closing Date (or, with respect to a Tax Return for a Straddle Period, the respective portion of the Taxes shown as due from the Company on such Tax Return for the portion of the period ending on the Closing Date, as determined under Section 6.10(b)). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. For the avoidance of doubt, each Seller shall have sole responsibility for any consolidated, combined or unitary Tax returns that such Seller is obligated to file and that include any of the Companies (a “Tax Group”) for a taxable period that includes the Closing Date, and such Tax returns shall not be subject to the procedures described in this Section 6.10.

(b) For purposes of the preparation of Tax Returns due from a Company with respect to any Straddle Period, and in determining Sellers’ and Buyer’s respective shares of Taxes that are payable by a Company with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes (and Tax Returns relating to such Taxes) that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible, but excluding transfers pursuant to this Agreement), deemed equal to the amount that would be payable if the taxable years of the Companies ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes (and Tax Returns relating to such Taxes) that are imposed on a periodic basis with respect to the assets of any of the Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) After Closing, Sellers may jointly control any Tax audits, Tax proceedings or other Tax-related claims (“Tax Proceedings”) of or with respect to the Companies for tax periods ending on or prior to the Closing Date, and Buyer may control any Tax Proceedings for tax periods beginning after the Closing Date; provided, however, each Seller may control any Tax Proceedings due from a Tax Group. Buyer shall control any Tax Proceedings with respect to a Straddle Period; provided, however, each Seller may participate at such Seller’s expense in any such Tax Proceedings, and Buyer may not settle or compromise any such Tax Proceedings to the extent either Seller’s liabilities in respect of any Taxes (including pursuant to indemnification obligations hereunder) could be affected, without each Seller’s written consent, not to be unreasonably withheld. Each of the Parties shall give the other Parties prompt written notice (including copies of any correspondence) upon notice of any Tax Proceedings of the Companies (limited, with respect to notice by the Buyer, to Tax periods ending on or before or including the Closing Date). The failure of a Party to so notify the other Parties shall not relieve the other Parties of liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(d) After Closing, Buyer shall grant or cause the Companies to grant to each Seller (or its designees) access at all reasonable times to all of the Records relating to the Companies (and to the employees of the Companies for explanation thereof), and shall afford such Seller (or its designees) the right (at such Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit such Seller (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The Parties and the Companies shall, until the expiration of the statute of limitations (including any extensions thereof) applicable for Tax periods ending on, before or including the Closing Date, cooperate fully with each other, as and to the extent reasonably requested by any of them, in connection with the filing of any Tax Returns contemplated in this Section 6.10 and any Tax Proceedings involving any of the Companies.

(e) Each Seller shall severally, and not jointly, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from any of the following (including the non-payment thereof): (i) all Taxes imposed on any of the Companies for all periods ending on or before the Closing Date, (ii) with respect to any Straddle Period, the Taxes imposed on any of the Companies which are attributable to the portion of the period ending on the Closing Date as described in Section 6.10(b), (iii) all Taxes of any affiliated, consolidated, combined or unitary group with respect to which any Company was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (iv) all Taxes of any Person imposed on any Company as a transferee or successor, or by Contract or pursuant to any law, rule or regulations, with respect to any event or transaction occurring on or before the Closing Date. For the avoidance of doubt, the obligations of Sellers under the immediately preceding sentence (i) shall not be duplicative with those obligations of Sellers set forth in Section 6.10(a) or Section 10.1, and (ii) shall not be subject to any reductions set forth in Section 10.2 or elsewhere. Sellers shall pay or reimburse the Buyer Indemnified Parties for any amounts that are responsibility of the Sellers pursuant to this Section 6.10(e) no more than 10 days after a proper request therefor is delivered by a Buyer Indemnified Party to Sellers.

(f) Sellers acknowledge and agree that, upon the written request of Buyer, Sellers shall cause the Companies to make elections under Section 754 of the Code in respect of the acquisition of Company Interests by Buyer hereunder. Sellers further acknowledge and agree that Buyer shall become tax matters partner of the Companies within the meaning of Section 6231(a)(7) of the Code upon the acquisition of the Company Interests by Buyer hereunder.

(g) Sellers agree to provide Buyer upon request with Tax Returns of any Tax Group and such other documentation as may be reasonably requested by Buyer in connection with any potential indemnification hereunder or the filing of any Tax Returns or related Tax matters.

(h) The Parties acknowledge and agree that, for U.S. federal and state income tax purposes the contribution of the Company Interests hereunder shall be treated as follows: (i) each Seller will be treated as contributing to Buyer at Closing all of its interests in the Company Interests in exchange for an interest in Buyer as described in Section 721(a) of the Code and (ii) each Seller will be treated as receiving a distribution from Buyer at Closing: (1) first out of the proceeds of the Debt Financing as a debt-financed transfer within the meaning of Treasury Regulations Section 1.707-5(b)(1) to the extent of such Seller’s allocable share of the indebtedness incurred under the Debt Financing under Treasury Regulations Sections 1.707-5(a)(2), 1.707-5(b)(2) and 1.752-3(a)(3); (2) to the extent the amount distributed to such Seller exceeds such Seller’s allocable share of the indebtedness incurred under the Debt Financing as described in clause (1), as a reimbursement of such Seller’s preformation expenditures with respect to TGGT within the meaning of Treasury Regulations Section 1.707-4(d), to the extent applicable; and (3) to the extent the amount distributed exceeds the amounts described in clauses (1) and (2), in a transaction subject to treatment under Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of its interests in TGGT to Buyer to the extent that Treasury Regulations Sections 1.707-4(d) and 1.707-5(b)(1) are inapplicable. The Parties acknowledge and agree that, upon the contribution of the Company Interests to Buyer hereunder, Buyer will be treated as receiving each of the assets of the Company in accordance with the principles of Situation 2 of IRS Revenue Ruling 99-6. The Parties shall file all Tax Returns in a manner consistent with this intended Tax treatment.

6.11 Public Announcements. From the date of this Agreement until 10 days following the Closing, subject to the terms of the Confidentiality Agreement, no Party will issue, or permit any Representative or Affiliate of it to issue, any press releases or otherwise make, or cause any Representative or Affiliate of it to make, any public statements with respect to this Agreement and the Transactions, without first using commercially reasonable efforts to consult with the other Parties prior to making such a press release or public statement (and providing the other Parties with a copy of such press release or public statement for their review and comment), except as may be required by Law or under the rules and regulations of a national stock exchange on which the shares of such releasing Party or any of its Affiliates are listed.

6.12 Updating. From time to time prior to the Closing, but in any event at least five Business Days prior to the Closing, Sellers may at their option supplement or amend and deliver updates to the Schedules as necessary to complete or correct any information in such Schedules or in any representation or warranty in Articles III or IV. Any such update made pursuant to this Section 6.12 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for purposes of Article VII only, except to the extent such update would reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, any such update made pursuant to this Section 6.12 shall not be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for purposes of Article VII, IX and X.

6.13 Further Assurances. Subject to the terms and conditions of this Agreement, during the Interim Period, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions required by the terms of this Agreement that are reasonably necessary, proper or advisable to consummate and make effective the Transactions. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall (and in the case of Buyer, Buyer shall and shall cause the applicable Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information (including, in the case of Sellers, providing Buyer with access to the Records and personnel of the accountants of the Companies for three years after the Closing) and take such other actions as such Party may reasonably request in order to consummate the Transactions or otherwise carry out the intent of this Agreement.

6.14 Transfer Restrictions and Preferential Purchase Rights. Each of EXCO and BG hereby waives (a) any rights that it may have to consent to or prohibit the transfer of the Company Interests by the other as contemplated by this Agreement and (b) any preferential purchase rights that it has to acquire the Company Interests of the other upon transfer of such Company Interests to Buyer as contemplated by this Agreement.

6.15 Records. Within 15 days after the Closing, each of EXCO and BG shall deliver or cause to be delivered to Buyer, to the extent not already in the possession of the Companies, copies of all material, tangible Records of each Company that are in the possession of such Seller as of the Closing Date; provided, however, (a) Sellers shall have the right to retain or make copies of any or all such Records and (b) the Excluded Records shall not constitute Records and all of Companies’ right, title and interest in the Excluded Records shall be assigned to Sellers at Closing and neither the Companies nor Buyer shall have the right to retain any copies of the Excluded Records.

6.16 No Shop. From and after the date of this Agreement until the earlier of (a) the Closing Date, (b) the termination of this Agreement, or (c) the Termination Date, neither Seller nor any Company and each of its respective Affiliates shall, and each shall cause the officers, directors, investment bankers, attorneys, agents and representatives not to: (i) solicit, initiate, encourage (by way of furnishing information) or knowingly take any action designed to facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to an Acquisition Proposal to any third Person that, to Sellers’ Knowledge, is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal.

6.17 Financing.

(a) Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and execute definitive agreements with respect thereto on substantially the terms and conditions (including the conditions to the initial funding thereunder) contemplated by the Commitment Letters (any such agreements, the “Financing Definitive Agreements”), and deliver to Sellers a copy thereof as promptly as practicable (and no later than one Business Day) after such execution, (iii) satisfy on a timely basis all conditions of Buyer applicable to the Financing in the Commitment Letters or the Financing Definitive Agreements and comply with all obligations thereunder and (iv) consummate the Financing in accordance therewith at or prior to the Closing. In the event that all applicable conditions provided for under the Commitment Letters or the Financing Definitive Agreements have been satisfied or, upon funding will be satisfied, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement. Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify or waive any of its rights under the Commitment Letters with respect to the Financing or the Financing Definitive Agreements or substitute other financing for all or any portion of the Financing from the same or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of such Commitment Letters or such Financing Definitive Agreements that amends the Financing or substitutes any other financing source for all or any portion of the Financing shall not (A) materially expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the applicable Commitment Letters or the Financing Definitive Agreements or otherwise materially affect Buyer’s ability to obtain the Financing on a timely basis or (B) prevent or impede the consummation of the transactions contemplated by this Agreement. If any portion of the Financing becomes unavailable or Buyer or any of its Affiliates becomes aware of any event or circumstance that makes or could reasonably be expected to make any portion of the Financing unavailable prior to the Termination Date, in each case, on substantially the terms and conditions contemplated in the Commitment Letters or the Financing Definitive Agreements, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to arrange and obtain alternative financing from the same or alternative financial institutions in an amount and on terms sufficient to consummate on a timely basis the Transactions contemplated by this Agreement. Buyer shall give the Sellers prompt notice of any breach or default (or an event that with notice or lapse of time or both would reasonably be expected to constitute a breach or default) which is known to Buyer by any party to the Commitment Letters or the Financing Definitive Agreements, of any condition not likely to be satisfied prior to the Termination Date and of any termination of any of the Commitment Letters or the Financing Definitive Agreements. Buyer shall keep Sellers reasonably informed of the status of its efforts to consummate the Financing.

(b) At the sole cost of Buyer, Sellers shall cause the Companies and their respective Affiliates to use commercially reasonable efforts, and shall use its and their commercially reasonable efforts to cause each of their respective officers, employees and advisors and other representatives to provide any cooperation reasonably requested by Buyer in connection with the Debt Financing or any alternate debt financing or debt securities issuance in connection with the financing of the transactions contemplated by this Agreement (collectively the “Financing Arrangements”); provided that (A) such requested cooperation does not materially interfere with the ongoing operations of Sellers or the Companies; (B) in no event shall Sellers or the Companies be required to take any actions that would encumber any of Sellers’ or the Companies’ assets or properties prior to the consummation of the transactions contemplated by this Agreement or that would result in a breach of or default under (including with the passage of time and/or the giving of notice) any agreement to which any of Sellers or the Companies is a party or by which any of them or their Assets are bound; and (C) until the Closing occurs, neither Sellers nor the Companies shall (aa) be required to pay any commitment or other similar fee, (bb) have any liability or any obligation for which it is not entitled to reimbursement by Buyer pursuant to this Section 6.17 under any credit agreement, securities purchase agreement or any related document or any other agreement or document related to the Debt Financing (or alternative financing that Buyer may, consistent with the terms hereof, raise in connection with the Transactions contemplated by this Agreement) or (cc) be required to incur any other liability in connection with the Debt Financing (or any such alternative financing) unless reimbursed or satisfactorily indemnified by Buyer.

(c) At Closing (or promptly after termination of this Agreement if terminated pursuant to Article IX), Buyer (i) shall reimburse Sellers or the Companies for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) to the extent incurred by Sellers, the Companies or their respective directors, officers, employees and advisors in connection with the cooperation of the Sellers or the Companies contemplated by this Section 6.17, (ii) acknowledges and agrees that Sellers, the Companies (prior to the Closing Date) and their respective directors, officers, employees and advisors shall not have any responsibility for, or incur any liability to any Person under, any of the Financing Arrangements and (iii) shall indemnify and hold harmless Sellers, the Companies and their respective directors, officers, employees and advisors from and against any and all Losses or any such costs or liabilities incurred by any of them in connection with any of the Financing Arrangements or Financing Definitive Agreements and any information used in connection therewith, other than any Losses, costs or liabilities arising solely with respect to any information provided in writing by Sellers or the Companies specifically for such purpose and unaltered by any Person or resulting from gross negligence, willful misconduct or fraud of the Sellers, the Companies and their respective directors, officers, employees and advisors.

(d) In the event that the Commitment Letters or the Financing Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.17(a), or if Buyer substitutes other financing for all or a portion of the Financing, Buyer shall comply with its covenants in Section 6.17(a) with respect to the Commitment Letters and the Financing Definitive

Agreements, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Buyer would have been obligated to comply with respect to the Financing and the provisions in this Section 6.17 relating to the Commitment Letters and the Financing Definitive Agreements, and the Financing shall be deemed to refer to the Commitment Letters and the Financing Definitive Agreements as so amended, replaced, supplemented or otherwise modified and to such other financing, as applicable.

6.18 Notification. Between the date of this Agreement and the Closing, each Party shall promptly notify the other Parties hereto in writing if such Party has or obtains knowledge of any breach of any of its representations and warranties as of the date of this Agreement, or if such Party has or obtains knowledge of the occurrence after the date of this Agreement of any breach of any such representation or warranty of such Party had such representation or warranty been made as of the time of such breach; provided, however, that, subject to Section 6.12, such disclosure shall not be deemed to cure any breach of a representation or warranty. Between the date of this Agreement and the Closing, each Party will promptly notify the other Parties hereto in writing if such Party has or obtains knowledge of any breach of any covenant or agreement by such Party in this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a covenant or agreement or to satisfy a condition. Between the date of this Agreement and the Closing, each Party shall promptly notify the other Parties hereto in writing if such Party has or obtains knowledge of any written threat or commencement of any Proceeding against such Party before the Closing that is reasonably expected to materially and adversely affect the ability of such Party to consummate the Transactions. For the avoidance of doubt, as to either Seller and for purposes of this Section 6.18, “knowledge” means to the Seller’s Knowledge.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

7.1 Representations and Warranties.

(a) The representations and warranties (other than the Fundamental Representations) made by Sellers in Article III and Article IV (without giving effect to any materiality or Material Adverse Effect qualifier contained therein) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided that, for purposes of this Section 7.1(a), the reference to “as of the date of this Agreement” in the lead in to Article III and Article IV, which precede respectively Sections 3.1 and 4.1, shall be disregarded).

(b) The Fundamental Representations made by Sellers shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date); provided that for purposes of this Section 7.1(b), the reference to “as of the date of this Agreement” in the lead in to Article III and Article IV, which precede respectively Sections 3.1 and 4.1, shall be disregarded).

7.2 Performance. Each Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by such Seller at or before the Closing.

7.3 Orders, Laws and Proceedings. There shall not be any Law or Order (except for any such Order issued in connection with a proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions. No Proceeding shall, on the date of Closing, be pending before any court or Governmental Authority (other than any Proceeding instituted by Buyer or its Affiliates) seeking to restrain or prohibit, or obtain material damages or other material relief in connection with the consummation of the Transactions.

7.4 Consents and Approvals. The Seller Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to the Seller Approvals shall have occurred.

7.5 Deliveries. Buyer shall have received all other agreements, instruments, certificates and documents which are required by other terms of this Agreement to be executed or delivered by Sellers, their Affiliates or a Company to Buyer prior to or in connection with the Closing.

7.6 No Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect.

7.7 Financing. Buyer shall have received cash proceeds from the Debt Financing in an amount of at least $525.0 million and otherwise on the terms and conditions set forth in the Debt Commitment Letter (or on such other terms and conditions as are permitted under Section 6.17).

ARTICLE VIII

SELLERS’ CONDITIONS TO CLOSING

The obligation of each Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by such Seller in its sole discretion):

8.1 Representations and Warranties. The representations and warranties made by Buyer in Article V (without giving effect to any materiality or material adverse effect qualifier therein) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date); provided that for purposes of this Section 8.1, the reference to “as of the date of this Agreement” in the lead in to Article V, which precedes Section 5.1, shall be disregarded).

8.2 Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3 Orders, Laws and Proceedings. There shall not be any Law or Order (except for any such Order issued in connection with a proceeding instituted by Sellers or their Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions. No Proceeding shall, on the date of Closing, be pending before any court or Governmental Authority (other than any Proceeding instituted by Sellers or their Affiliates) seeking to restrain or prohibit, or obtain material damages or other material relief in connection with the consummation of the Transactions.

8.4 Consents and Approvals. The Buyer Approvals listed on Schedule 8.4 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to such Buyer Approvals shall have occurred.

8.5 Deliveries. Sellers shall have received all other agreements, instruments, certificates and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or its Affiliates to Sellers prior to or in connection with the Closing.

8.6 Financing. Buyer shall have received cash proceeds from the Debt Financing in an amount of at least $525.0 million and otherwise on the terms and conditions set forth in the Debt Commitment Letter (or on such other terms and conditions as are permitted under Section 6.17).

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, as follows:

(a) at any time before the Closing, by either Seller or Buyer, by written notice to the other Parties, in the event that any Law or final Order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Company Interests pursuant to this Agreement;

(b) at any time before the Closing, by either Seller, by written notice to Buyer, if (i) Buyer has breached its representations, warranties, covenants or obligations hereunder and such breach would or does result in the failure of any condition expressly set forth in Article VIII, and (ii) (other than a breach of Buyer’s obligation to make any payments set forth in and in accordance with Section 2.6, which shall not have any cure period) such breach has not been cured within 15 days following written notification to Buyer thereof; provided, however, that if, at the end of such 15-day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional 15 days in which to effect such cure;

(c) at any time before the Closing, by Buyer, by written notice to Sellers, if (i) either Seller has breached its representations, warranties, covenants or obligations hereunder and such breach would or does result in the failure of any condition expressly set forth in Article VII, and (ii) such breach has not been cured within 15 days following written notification thereof; provided, however, that if, at the end of such 15-day period, such Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, such Seller shall have an additional 15 days in which to effect such cure;

(d) at any time before the Closing, by either Seller or Buyer, by written notice to the other Parties, if the Closing has not occurred on or before December 2, 2013 (as may be extended in accordance with Section 6.9, the “Termination Date”); provided that such failure to close is not caused by a breach of this Agreement by the terminating Party or its Affiliates;

(e) at any time before the Closing, by either Seller or Buyer pursuant to Section 6.9, by written notice to the other Parties in accordance with such Section; and

(f) by mutual written consent of Buyer and Sellers.

9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Sellers or any of their Affiliates or Buyer or any of its Affiliates, and Sellers and their Affiliates shall be free immediately to enjoy all rights of ownership of the interests contemplated to be sold hereunder and to sell, transfer, encumber or otherwise dispose of any such interests and/or direct or indirect interests in any Company or the Midstream Assets to any Person without any restriction under this Agreement; provided that, notwithstanding the foregoing, the Confidentiality Agreement and Sections 6.2(b), 6.5(d), 6.11, 9.2, 9.3, 9.4, 10.2, 10.3, 10.4 and Article XI (other than Section 11.15) will survive any such termination, each Party shall continue to be liable for any knowing and intentional breach by such Party prior to termination of this Agreement of any covenant or agreement of such Party under this Agreement, which breach was intended to hinder, delay or prevent the Closing, and each applicable Party shall be entitled to seek recovery for all Losses resulting from such knowing and intentional breach.

9.3 Return of Documentation. Following termination of this Agreement in accordance with Section 9.1, Buyer shall promptly (but in any event no more than ten Business Days after the termination of this Agreement) return or destroy all agreements, documents, contracts, instruments, books, records, materials and all other information regarding Sellers, the Companies or their Affiliates provided to Buyer or any of its representatives in connection with the Transactions, except to the extent that such agreements, documents, contracts, instruments, books, records, materials and all other information relate to any Claims that Buyer may have against the Sellers in connection with the termination of this Agreement. Once complete, Buyer shall have a duly authorized officer certify the same in writing to TGGT and Sellers.

9.4 Termination Fee.

(a) Notwithstanding any provision of this Agreement to the contrary, in the event that this Agreement is terminated as a result of a breach by Buyer of its covenants or obligations under this Agreement or this Agreement is terminated due to the failure of Buyer to obtain the Financing, then Buyer shall pay to each Seller a fee of $2,000,000 (i.e., $4,000,000 total) (the “Termination Fee”), by wire transfer of immediately available funds in cash to an account designated by each Seller, no later than three Business Days after notice of such termination of this Agreement.

(b) The Parties acknowledge that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in lieu of all other damages in a reasonable amount that will compensate Sellers for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 9.4, which amount would otherwise be impossible to calculate with precision. Notwithstanding any provision of this Agreement to the contrary, including for the avoidance of doubt Section 11.15, upon valid termination of this Agreement Sellers’ right to receipt of payment of the Termination Fee shall be the sole and exclusive remedy of Sellers and the Companies against Buyer, and the Debt Financing Sources, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents, based on the termination of this Agreement or claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE X

LIMITATIONS ON LIABILITY AND WAIVERS

10.1 Indemnity. From and after Closing:

(a) Each Seller shall severally and not jointly indemnify, defend and hold harmless Buyer, its Affiliates (including the Companies after the Closing) and each of their respective officers, managers and directors (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach (A) as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement; provided that the reference to “as of the date of this Agreement” in the lead in to Article III which precedes Section 3.1 shall be disregarded) of any representation or warranty of such Seller contained in Article III or (B) by such Seller of Section 6.18; and

(ii) any breach of any covenant or agreement (other than Section 6.18) relating to such Seller contained in this Agreement.

(b) Each Seller shall severally and not jointly indemnify, defend and hold harmless the Buyer Indemnified Parties from and against one-half of all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach (A) as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement; provided that the reference to “as of the date of this Agreement” in the lead in to Article IV which precedes Section 4.1 shall be disregarded) of any representation or warranty of the Sellers contained in Article IV or (B) by TGGT of Section 6.18;

(ii) any breach of any covenant or agreement (other than Section 6.18) relating to the Companies contained in this Agreement; and

(iii) the Retained Liabilities.

(c) Buyer shall indemnify, defend and hold Sellers, their Affiliates and their respective officers, managers and directors (collectively, the “Seller Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

(i) any (A) breach as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement; provided that the reference to “as of the date of this Agreement” in the lead in to Article V which precedes Section 5.1 shall be disregarded) of any representation or warranty of Buyer contained in Article V of this Agreement or (B) by Buyer of Section 6.18; and

(ii) any breach of any covenant or agreement (other than Section 6.18) of Buyer contained in this Agreement.

10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) The representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing; provided, however, that (i) any representation and warranty set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Title to Company Interests), Section 3.6 (Brokers), Section 4.1 (Organization), Section 4.3 (Ownership), Section 4.16 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 5.5 (Buyer Interests; Buyer), Section 5.6 (Brokers) and Section 5.7 (Acquisition as Investment) (collectively, the “Fundamental Representations”), shall survive indefinitely, (ii) any representation or warranty set forth in Section 4.8 (Taxes) shall survive until the date that is 60 days immediately following the expiration of the limitations period provided under applicable Law, (iii) any other representation or warranty set forth in this Agreement (other than the Fundamental Representations and Section 4.8) shall survive until the date that is 12 months following the Closing Date, (iv) any covenant or agreement which by its terms does not contemplate performance after the Closing, at the Closing, or (v) any covenant or agreement which by its terms contemplates performance after the Closing Date shall survive until the date that is 60 days after the expiration of any applicable statute of limitations; provided, further, that any representation, warranty, covenant, agreement or obligation in respect of which indemnity may be sought shall survive the expiration of the applicable survival period set forth in this Section 10.2(a) if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time, provided that the applicable representation, warranty, covenant, agreement or obligation will survive only with respect to the particular inaccuracy or breach specified in such written notice;

(b) Any breach relating to a representation, warranty, covenant or agreement in connection with any single item or group of related items that results in Losses of less than $100,000 shall be deemed, for all purposes, not to be a breach of such representation, warranty, covenant or agreement; provided, however, that this clause (b) shall not apply to a breach relating to the Fundamental Representations of Sellers or Section 4.8;

(c) Sellers shall have no liability for breaches relating to representations and warranties and breaches in this Agreement and breaches relating to Section 6.18 until the aggregate amount of all Losses incurred by Buyer equals or exceeds 1.5% of the Base Consideration (the “Deductible Amount”), in which event Sellers shall be liable for Losses only to the extent they are in excess of the Deductible Amount; provided, however, that this clause (c) shall not apply to a breach relating to the Fundamental Representations of Sellers or Section 4.8;

(d) In no event shall BG’s aggregate liability arising out of or relating to this Agreement and the Transactions, whether relating to a breach of representation and warranty (other than Fundamental Representations), covenant, agreement or obligation in this Agreement or otherwise and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 10% of the Base Consideration, and in no event shall EXCO’s aggregate liability arising out of or relating to this Agreement and the Transactions, whether relating to a breach of representation and warranty (other than Fundamental Representations), covenant, agreement or obligation in this Agreement or otherwise and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 10% of the Base Consideration; provided that, notwithstanding the foregoing, BG’s aggregate liability relating to breaches of its or the Companies’ Fundamental Representations shall not exceed 50% of the Base Consideration and EXCO’s aggregate liability relating to breaches of its or the Companies’ Fundamental Representations shall not exceed 50% of the Base Consideration;

(e) The Parties shall have a duty to mitigate any Loss in connection with this Agreement or the Transactions;

(f) For purposes of calculating any Losses in connection with Sellers’ indemnification obligations under Section 10.1(a)(i) or Section 10.1(b)(i), the representations and warranties in this Agreement shall be read without any materiality (including the word “material”), Material Adverse Effect or similar qualifiers; provided, however, this Section 10.2(f) shall not apply to the determination of the occurrence of any breach of any representation or warranty hereunder;

(g) Sellers shall have no liability pursuant to Sections 10.1(a) or 10.1(b) in respect and to the extent of any item or any Losses that have been reflected as a deduction in determining the Consideration hereunder or are otherwise reflected as a liability or reserve in Net Working Capital as finally determined pursuant to Section 2.6 or any liability or reserve reflected in the Latest Balance Sheet;

(h) The Seller Indemnified Parties and the Buyer Indemnified Parties, as applicable, shall use their commercially reasonable efforts to seek third party and insurance recoveries in respect of Losses. In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) by a Seller Indemnified Party or a Buyer Indemnified Party subsequent to the receipt by such indemnified party of an indemnification or other payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the indemnifying party regarding the amount of such payment; and

(i) Under no circumstance shall any Buyer Indemnified Party be permitted to offset any amounts owed by any Seller to such Buyer Indemnified Party in respect of any indemnification obligation hereunder against any amounts owed by such Buyer Indemnified Party to such Seller. Under no circumstance shall any Seller Indemnified Party be permitted to offset any amounts owed by Buyer to such Seller Indemnified Party in respect of any indemnification obligation hereunder against any amounts owed by such Seller Indemnified Party to Buyer.

10.3 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLERS NOR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY INTERESTS, THE COMPANIES OR ANY OF THE PROPERTIES, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES III AND IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NEITHER SELLERS NOR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.13 AND (II) NEITHER SELLERS NOR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES OR THE PROPERTIES.

(b) EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES III AND IV, SELLERS’ INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS AND THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER AND ITS AFFILIATES AND ITS REPRESENTATIVES EXPRESSLY DISCLAIM RELIANCE UPON, ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND THE PROPERTIES.

10.4 Rights and Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Article X and Sections 6.2(b), 6.5(e), 9.4 and 11.15 contain the Parties’ and the Companies exclusive remedy against each other or any Debt Financing Source under, relating to or arising out of this Agreement, the Company Assignment Agreement or the Transactions, including the affirmations contained in the certificate delivered by each Party at Closing pursuant to Sections 2.4(l) or 2.5(m), as applicable. Except for the remedies contained in this Article X and Sections 6.2(b), 9.4 and 11.15, from and after Closing, each Seller, on the one hand, on their own behalf and on behalf of their respective Affiliates, and Buyer, on the other hand, on its own behalf and on behalf of its Affiliates and the Companies, each releases, remises, and forever discharges the Debt Financing Source, the other and such other’s Affiliates and Representatives from any and all liabilities in Law or in equity, known or unknown, which such Person might now or subsequently may have, based on, relating to or arising out of this Agreement the Company Assignment Agreement or the Transactions, including the affirmations contained in the certificate delivered by each Party at Closing pursuant to Sections 2.4(l) or 2.5(m), as applicable. For the avoidance of doubt, nothing in this Section 10.4 shall limit the rights or remedies of the parties to the Seller Gathering Agreements.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES (i) ARE THE SUBJECT OF A THIRD-PARTY CLAIM OR (ii) INCLUDE DAMAGES RELATED TO ANY LOST PROFITS OR DIMINUTION OF VALUE THAT ARE A DIRECT RESULT OF THE PARTICULAR ACTION GIVING RISE TO THE APPLICABLE LOSSES (“Non-reimbursable Damages”).

(c) Notwithstanding anything in this Agreement to the contrary, except as set forth in a Guaranty of a Seller or in the Buyer Guaranty, (i) no Representative or Affiliate of a Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Seller in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) neither the Debt

Financing Source nor any Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

(d) Buyer and each Seller hereby waive any and all rights that such parties may have to the equitable remedy of rescission.

10.5 Procedure with Respect to Third Party Claims. Except as provided in Section 6.10(c) with respect to Claims relating to Taxes,

(a) Promptly after any Party (the “Claiming Party”) believes that it has a claim for indemnification against another Party (the “Responding Party”) as a result of a pending or threatened Claim by a third party (a “Third Party Claim”), the Claiming Party shall notify the Responding Party in writing of such Third Party Claim and specify in such notice, in reasonable detail, each individual Loss subject to indemnification hereunder, the basis for any alleged indemnification obligation related to each such Loss (including, the nature of the misrepresentation, breach of warranty, breach of covenant or indemnification claim on which such claim for indemnification is based) and the computation of the amount of indemnification to which such Claiming Party claims to be entitled hereunder. The Claiming Party shall enclose with such notice a copy of all papers served with respect to such Third Party Claim, if any, and any other material documents in the possession or under the control of such Claiming Party relating to such Third Party Claim. Any failure of a Claiming Party to so notify a Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Third Party Claim is prejudiced by the failure to give such notice.

(b) Within 30 days following receipt by a Responding Party of a notice from a Claiming Party pursuant to Section 10.5(a), the Responding Party shall be entitled to assume the defense or prosecution of such Third Party Claim, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof; provided that the Claiming Party may not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Responding Party. The fees and expenses of any counsel retained by the Claiming Party shall be paid by such Claiming Party; provided, however, that if the Responding Party determines that in good faith that there exists a conflict in interest that would make it inappropriate for the same counsel to represent both the Claiming Party and the Responding Party, then the Claiming Party shall be entitled to retain a single firm to serve as its own counsel, at the expense of the Responding Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or prosecution of such Third Party Claim. The Responding Party may compromise or settlement any such Third Party Claim without the

Claiming Party’s written consent; provided that the prior written consent of the Claiming Party shall be required with respect to any such compromise or settlement if (A) the Claiming Party or any of its Affiliates would be required to pay any monetary damages as a result of such compromise or settlement, (B) such compromise or settlement contains any sanction or restriction that would adversely affect the conduct of any business of the Claiming Party or its Affiliates in any material respect or (C) such compromise or settlement does not fully and unconditionally release the Claiming Party with respect to such Third Party Claim. The Responding Party will not be obligated to indemnify the Claiming Party hereunder for any settlement or compromise of any Third Party Claim entered into without the Responding Party’s prior written consent.

(c) If the Responding Party fails to assume the defense of a Third Party Claim within the 30-day period described in Section 10.5(b), any of the conditions set forth in clauses (i) through (iii) of Section 10.5(b) above become unsatisfied or a Claiming Party reasonably determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon written notice to the Responding Party) undertake the defense or prosecution of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any indemnifiable Losses with respect to amounts arising from or related to such Third Party Claim, in both cases, to the extent it is ultimately determined that such Responding Party is obligated to indemnify the Claiming Party with respect to such Third Party Claim under this Agreement. The Responding Party may elect to participate in any legal proceedings, negotiations or defense of any Third Party Claim at any time at its own expense.

10.6 Procedure with Respect to Direct Claims. Except as provided in Section 6.10(c) with respect to Claims relating to Taxes, promptly after any Claiming Party believes that it has a claim for indemnification against a Responding Party which does not involve a Third Party Claim (a “Direct Claim”), the Claiming Party shall notify the Responding Party in writing of such Direct Claim and specify in such notice, in reasonable detail, each individual Loss subject to indemnification hereunder, the basis for any alleged indemnification obligation related to each such Loss (including, the nature of the misrepresentation, breach of warranty, breach of covenant or indemnification claim on which such claim for indemnification is based) and the computation of the amount of indemnification to which such Claiming Party claims to be entitled hereunder. The Claiming Party shall enclose with such notice a copy of all material documents in the possession or under the control of such Claiming Party relating to such Direct Claim. Any failure of a Claiming Party to so notify a Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Direct Claim is prejudiced by the failure to give such notice. The Claiming Party shall fully cooperate with the Responding Party and its counsel in determining the validity of any Direct Claim and in otherwise resolving such Direct Claim.

10.7 Access to Information. After the Closing Date, Sellers and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Companies to grant to Sellers (or their designees), access at all reasonable times to all of the Records relating to the Companies in its possession or the possession of the Companies, and shall afford such Party the right (at such Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims among the Parties and/or their Affiliates arising under, this Agreement. Buyer shall maintain, and shall cause the Companies to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as Sellers shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by the applicable Seller or its Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery. In addition, if such Seller or any of its Non-Company Affiliates reasonably believes it is necessary or prudent to disclose any such documents or information to comply with any Law or Order or any request made by any Governmental Authority or in connection with any legal, regulatory or administrative proceeding or process, such Seller and any of its Non-Company Affiliates may do so, without liability hereunder; provided that such Seller will, and will cause its Non-Company Affiliates to, to the extent reasonably practicable, provide Buyer with prompt notice so that Buyer may seek an appropriate protective order or other remedy, and such Seller will, and will cause its Non-Company Affiliates to, to the extent reasonably practicable, cooperate with Buyer to obtain any such protective order or other remedy. Such Seller and its Non-Company Affiliates may furnish only that portion of such documents and information which, upon advice of counsel, is necessary or prudent to be disclosed. All costs and expenses of such Seller and its Non-Company Affiliates relating to the actions requested by Buyer in the preceding two sentences shall be borne by Buyer.

ARTICLE XI

MISCELLANEOUS

11.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Sellers or, individually, to BG, to:

BG US Gathering Company, LLC

811 Main St., Suite 3400

Houston, TX 77002

Fax: (713) 599-7250

Attention: Roger Coe, Asset General Manager

With a copy to:

BG North America, LLC

811 Main St., Suite 3400

Houston, TX 77002

Fax: (713) 599-3794

Attention: Chris Migura

If to the Sellers or, individually, to EXCO, to:

EXCO Operating Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Fax: (214) 706-3409

Attention: Mark Mulhern, Executive Vice President and Chief Financial Officer

With a copy to:

EXCO Operating Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Fax: (214) 706-3409

Attention: William L. Boeing, Vice President, General Counsel, and Secretary

If to Buyer, to:

Azure Midstream Holdings LLC

1250 Wood Branch Park Dr.

Houston, Texas 77079

Facsimile No.: (281) 680-4349

Attn: I.J. “Chip” Berthelot, II

With a copy to:

Porter Hedges LLP

1000 Main Street, 35th Floor

Houston, Texas 77002

Facsimile No.: 713-226-6274

Attn: Robert G. Reedy

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day. Each Party may change the address by which proper notice shall be given pursuant to this Section 11.1 by providing notice to the other Parties in accordance with this Section 11.1.

11.2 Entire Agreement. Except for the Confidentiality Agreement (as modified by this Agreement), the Guaranty of each Seller and the Buyer Guaranty, this Agreement supersedes all prior discussions, representations and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates hereto with respect to the subject matter hereof.

11.3 Expenses. Except as otherwise expressly provided in this Agreement and the A&R LLC Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4 Disclosure. Sellers may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule with respect to a specific section of this Agreement shall be considered to be made for purposes of such section, any other section expressly cross-referenced in such Schedule and any other section where it is readily apparent on the face of such disclosure that it would also apply to such other section.

11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 10.4, be cumulative and not alternative.

11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Sellers and Buyer; provided that Sections 10.4(a), 10.4(c), 11.6, 11.7, 11.12 and 11.14 (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Sections in any material and adverse effect) may not be amended, supplemented or modified in a manner that is materially adverse to the Debt Financing Sources, without the prior written consent of the required Debt Financing Sources, which shall not be unreasonably withheld, conditioned or delayed.

11.7 No Third Party Beneficiary. Except for the provisions of Sections 6.7, 9.4(b), 10.3, 10.4(a), 10.4(c), 11.6, 11.7, 11.12 and 11.14 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

11.8 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law; provided, however, that Buyer shall be permitted to assign all or part of its rights or obligations hereunder (a) to an Affiliate (and upon such assignment to an Affiliate, such Affiliate shall also be deemed to be a Buyer under this Agreement) or (b) by way of collateral assignment to any lender providing financing for the Transactions, but no assignment shall relieve Buyer of its obligations under this Agreement. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10 Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any adverse manner to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12 Governing Law; Venue; Jurisdiction; Jury Waiver.

(a) THIS AGREEMENT, THE COMPANY ASSIGNMENT AGREEMENT AND THE TRANSACTIONS (INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, THE COMPANY ASSIGNMENT AGREEMENT OR THE TRANSACTIONS) AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION, EXCEPT THAT MATTERS INVOLVING THE FINANCING SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SUBJECT TO SECTION 11.13, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

(b) Notwithstanding anything in this Section 11.12 to the contrary, each of the Parties hereby irrevocably consents and agrees that it will not bring or support any action, cause of action, notice of violation, audit, complaint, demand, suit, arbitration, mediation, claim, proceeding or investigation (whether at Law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, in New York County, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the federal courts located in the Southern District of New York (and appellate courts thereof). The provisions of this Section 11.12(b) shall be enforceable by each Debt Financing Source.

11.13 Arbitration.

(a) Except for (i) matters that are subject to the dispute resolution procedures set forth in Sections 2.6, 6.9 and 6.10 or (ii) any injunctive relief sought by any of the Parties with respect to this Agreement pursuant to Section 11.15, any Dispute between the Parties shall be resolved through final and binding arbitration.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”) in effect at the time the arbitration of the Dispute is initiated, to the extent that the AAA Rules are not inconsistent with the provisions of this Agreement.

(c) The arbitration shall be conducted by three arbitrators and conducted in Dallas, Texas. The Party initiating arbitration (the “Claimant”) shall appoint one arbitrator in its demand for arbitration; the responding Party (the “Respondent”) shall appoint one arbitrator in its answering statement, which is due 30 days after receipt of the demand for arbitration. The two arbitrators nominated by the Claimant and the Respondent shall together nominate the third arbitrator, who shall be the chairman of the tribunal, by mutual agreement within 20 days of their appointment by the AAA. If any Party fails to appoint an arbitrator within the permitted time period, then the AAA shall make the appointment in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the 5 year period preceding the arbitration, or have any financial interest in the Dispute.

(d) The arbitral tribunal, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Parties, the burden on the Parties, and the desirability of making discovery limited, expeditious, and cost-effective. The arbitral tribunal may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(e) The arbitration shall be conducted in accordance with the AAA Rules and in a manner that effectuates the Parties’ intent that disputes be resolved expeditiously and with minimal expense. The arbitral tribunal shall endeavor to commence the arbitration hearing within 180 days of the appointment of the third arbitrator.

(f) All decisions of the arbitral tribunal shall be made by majority vote. The arbitral tribunal shall endeavor to issue a written, reasoned award within 30 days of the conclusion of the arbitration hearing. The award shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(g) Notwithstanding the agreement to arbitrate Disputes in this Section 11.13, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(h) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages, except as permitted pursuant to the terms of this Agreement. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(i) All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(j) Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 11.1.

11.14 No Recourse to Lenders. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the Parties, nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders, shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

11.15 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the Transactions (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party will be without an adequate remedy at law. Subject to Section 9.4(b), if any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof, may (at any time (x) prior to the earlier of valid termination of this Agreement pursuant to Article IX and Closing or (y) in the case of Sections 6.7, 6.11 and 10.7, after the Closing) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief without the necessity of proving actual damages and without any requirement to post a bond. For purposes of clarification, other than as to Section 9.4(b), nothing contained in this Agreement shall prevent or impair the ability of a Party to seek specific performance (x) prior to the earlier of valid termination of this Agreement in accordance with Article IX and Closing or (y) in the case of Sections 6.7, 6.10 and 10.7, after the Closing.

11.16 Waiver. Buyer agrees, on its own behalf and on behalf of the other Buyer Indemnified Parties (including the Companies following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to Sellers and their Affiliates in connection with any matters related to this Agreement and the Transactions, including any Dispute arising out of or relating to this Agreement and the Transactions notwithstanding any representation by Vinson & Elkins LLP of the Companies prior to the Closing Date. Buyer, on behalf of itself and the other Buyer Indemnified Parties (including the Companies after the Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of Sellers and their Affiliates in connection with any matters related to this Agreement and the Transactions, (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Companies prior to the Closing and (c) agrees that, in the event that a Dispute arises between Buyer and/or the Companies or any of their respective Affiliates on the one hand, and either Seller and/or their Affiliates on the other hand, Vinson & Elkins LLP may represent either or both Sellers and/or their Affiliates in such Dispute even though the interests of Sellers and their Affiliates may be directly adverse to Buyer or the Companies or any of their respective Affiliates and even though Vinson & Elkins LLP may have represented the Companies in a matter substantially related to such Dispute. Buyer further agrees that, as to all communications among Vinson & Elkins LLP, the Companies, Sellers or their respective Affiliates and Representatives prior to the Closing that relate in any way to this Agreement or the Transactions, the attorney-client privilege belongs, to the extent such privilege exists, to Sellers and their Affiliates and may be controlled by Sellers and their Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or the Companies or any of their respective Affiliates. To the extent that Buyer, the Companies, or any of their respective affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Sellers. Notwithstanding the foregoing, in the event that a Dispute arises between Buyer or the Companies and a third party (other than Sellers and their affiliates) or any Governmental Authority after the Closing, the Companies may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLERS:

BG US GATHERING COMPANY, LLC

By:	/s/ Roger Coe
Name:	Roger Coe
Title:	Vice President

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

EXCO OPERATING COMPANY, LP

By:	EXCO PARTNERS OLP GP, LLC,
its General Partner

By:	/s/ Mark F. Mulhern
Name:	Mark Mulhern
Title:	Executive Vice President
and Chief Financial Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

BUYER:

AZURE MIDSTREAM HOLDINGS LLC

By:	/s/ I. J. Berthelot, II
Name:	I. J. “Chip” Berthelot, II
Title:	President

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT